		EXHIBIT 99.2

ITEM 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
	OF OPERATIONS

		Page
		Number
	Overview	2
	Overview - Leasing activity	7
	Critical Accounting Policies	12
	Net Income and EBITDA by Segment for the Years Ended
	December 31, 2014, 2013 and 2012	15
	Results of Operations:
	Year Ended December 31, 2014 Compared to December 31, 2013	20
	Year Ended December 31, 2013 Compared to December 31, 2012	27
	Supplemental Information:
	Net Income and EBITDA by Segment for the Three Months Ended
	December 31, 2014 and 2013	35
	Three Months Ended December 31, 2014 Compared to December 31, 2013	40
	Three Months Ended December 31, 2014 Compared to September 30, 2014	42
	Related Party Transactions	44
	Liquidity and Capital Resources	45
	Financing Activities and Contractual Obligations	45
	Certain Future Cash Requirements	48
	Cash Flows for the Year Ended December 31, 2014	51
	Cash Flows for the Year Ended December 31, 2013	53
	Cash Flows for the Year Ended December 31, 2012	55
	Funds From Operations for the Three Months and Years Ended
	December 31, 2014 and 2013	57

Overview

Vornado Realty Trust (“Vornado”) is a fully‑integrated real estate investment trust (“REIT”) and conducts its business through, and substantially all of its interests in properties are held by, Vornado Realty L.P., a Delaware limited partnership (the “Operating Partnership”).  Accordingly, Vornado’s cash flow and ability to pay dividends to its shareholders is dependent upon the cash flow of the Operating Partnership and the ability of its direct and indirect subsidiaries to first satisfy their obligations to creditors.  Vornado is the sole general partner of, and owned approximately 94.1% of the common limited partnership interest in the Operating Partnership at December 31, 2014.  All references to “we,” “us,” “our,” the “Company” and “Vornado” refer to Vornado Realty Trust and its consolidated subsidiaries, including the Operating Partnership.

On January 15, 2015, we completed the spin-off of substantially all of our retail segment comprised of 79 strip shopping centers, three malls, a warehouse park and $225 million of cash to Urban Edge Properties (“UE”) (NYSE: UE).  As part of this transaction, we received 5,712,000 UE operating partnership units (5.4% ownership interest).  We are providing transition services to UE for an initial period of up to two years, including information technology, human resources, tax and public reporting.  UE is providing us with leasing and property management services for (i) the Monmouth Mall, (ii) certain small retail properties which did not fit UE’s strategy that we plan to sell, and (iii) our affiliate, Alexander’s, Inc. (NYSE: ALX), Rego Park retail assets.  Steven Roth, our Chairman and Chief Executive Officer is a member of the Board of Trustees of UE.  The spin-off distribution was effected by Vornado distributing one UE common share for every two Vornado common shares.  The historical financial results of UE have been reflected in our consolidated financial statements as discontinued operations for all periods presented.

We own and operate office and retail properties (our “core” operations) with large concentrations in the New York City metropolitan area and in the Washington, DC / Northern Virginia area. In addition, we have a 32.4% interest in Alexander’s, Inc. (NYSE: ALX) (“Alexander’s”), which owns six properties in the greater New York metropolitan area, a 32.6% interest in Toys “R” Us, Inc. (“Toys”) as well as interests in other real estate and related investments.

Our business objective is to maximize shareholder value, which we measure by the total return provided to our shareholders. Below is a table comparing our performance to the FTSE NAREIT Office Index (“Office REIT”) and the Morgan Stanley REIT Index (“RMS”) for the following periods ended December 31, 2014:

	Total Return(1)
	Vornado	Office REIT	RMS
Three-months	18.5%	12.7%	14.3%
One-year	36.4%	25.9%	30.4%
Three-year	70.8%	51.7%	57.3%
Five-year	100.6%	78.2%	119.7%
Ten-year	131.1%	89.5%	122.2%

(1) Past performance is not necessarily indicative of future performance.

We intend to achieve our business objective by continuing to pursue our investment philosophy and execute our operating strategies through:

•      Maintaining a superior team of operating and investment professionals and an entrepreneurial spirit

•      Investing in properties in select markets, such as New York City and Washington, DC, where we believe there is a high likelihood of capital appreciation

•      Acquiring quality properties at a discount to replacement cost and where there is a significant potential for higher rents

•      Investing in retail properties in select under-stored locations such as the New York City metropolitan area

•      Developing and redeveloping existing properties to increase returns and maximize value

•      Investing in operating companies that have a significant real estate component

We expect to finance our growth, acquisitions and investments using internally generated funds, proceeds from possible asset sales and by accessing the public and private capital markets.  We may also offer Vornado common or preferred shares or Operating Partnership units in exchange for property and may repurchase or otherwise reacquire our securities in the future.

We compete with a large number of property owners and developers, some of which may be willing to accept lower returns on their investments than we are. Principal factors of competition include rents charged, sales prices, attractiveness of location, the quality of the property and the breadth and the quality of services provided.  See “Risk Factors” in Item 1A for additional information regarding these factors.

Overview - continued

Year Ended December 31, 2014 Financial Results Summary

Net income attributable to common shareholders for the year ended December 31, 2014 was $783,388,000, or $4.15 per diluted share, compared to $392,034,000, or $2.09 per diluted share for the year ended December 31, 2013. Net income for the years ended December 31, 2014 and 2013 includes $518,772,000 and $412,058,000, respectively, of net gains on sale of real estate, and $26,518,000 and $43,722,000, respectively, of real estate impairment losses.  In addition, the years ended December 31, 2014 and 2013 include certain items that affect comparability which are listed in the table below.  The aggregate of net gains on sale of real estate, real estate impairment losses and the items in the table below, net of amounts attributable to noncontrolling interests, increased net income attributable to common shareholders for the year ended December 31, 2014 by $461,672,000, or $2.45 per diluted share and $98,978,000, or $0.53 per diluted share for the year ended December 31, 2013.

Funds from operations attributable to common shareholders plus assumed conversions (“FFO”) for the year ended December 31, 2014 was $911,130,000, or $4.83 per diluted share, compared to $641,037,000, or $3.41 per diluted share for the prior year.  FFO for the years ended December 31, 2014 and 2013 includes certain items that affect comparability which are listed in the table below. The aggregate of these items, net of amounts attributable to noncontrolling interests, increased FFO for the year ended December 31, 2014 by $61,863,000, or $0.33 per diluted share and decreased FFO for the year ended December 31, 2013 by $132,791,000, or $0.71 per diluted share.

	For the Year Ended December 31,
(Amounts in thousands)	2014	2013
Items that affect comparability income (expense):
FFO from discontinued operations, including LNR in 2013	$163,555	$273,140
Toys "R" Us negative FFO (including impairment losses of $75,196 and $240,757,
respectively)	(60,024)	(312,788)
Write-off of deferred financing costs and defeasance costs in connection with refinancings	(22,660)	(8,814)
Acquisition and transaction related costs	(16,392)	(24,857)
Net gain on sale of residential condominiums and land parcels	13,568	1,620
Impairment loss and loan reserve on investment in Suffolk Downs	(10,263)	-
Losses from the disposition of investment in J.C. Penney	-	(127,888)
Net gain on sale of marketable securities	-	31,741
Net gain on sale of Harlem Park property under development	-	23,507
Other, net	(2,097)	3,347
	65,687	(140,992)
Noncontrolling interests' share of above adjustments	(3,824)	8,201
Items that affect comparability, net	$61,863	$(132,791)

The percentage increase (decrease) in same store Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and cash basis same store EBITDA of our operating segments for the year ended December 31, 2014 over the year ended December 31, 2013 is summarized below.

Same Store EBITDA:	New York	Washington, DC
December 31, 2014 vs. December 31, 2013
Same store EBITDA	4.7%	(2.4%)
Cash basis same store EBITDA	7.6%	(2.3%)

Overview - continued

Quarter Ended December 31, 2014  Financial Results Summary

Net income attributable to common shareholders for the quarter ended December 31, 2014 was $513,238,000, or $2.72 per diluted share, compared to a net loss of $68,887,000, or $0.37 per diluted share for the quarter ended December 31, 2013.  Net income for the quarter ended December 31, 2014 and net loss for the quarter ended December 31, 2013 include $460,216,000 and $127,512,000, respectively, of net gains on sale of real estate, and $5,676,000 and $32,899,000, respectively, of real estate impairment losses.  In addition, the quarters ended December 31, 2014 and 2013 include certain other items that affect comparability which are listed in the table below.  The aggregate of net gains on sale of real estate, real estate impairment losses and the items in the table below, net of amounts attributable to noncontrolling interests, increased net income attributable to common shareholders for the quarter ended December 31, 2014 by $429,994,000, or $2.28 per diluted share and decreased net loss attributable to common shareholders for the quarter ended December 31, 2013 by $149,982,000, or $0.80 per diluted share.

FFO for the quarter ended December 31, 2014 was a positive $230,143,000, or $1.22 per diluted share, compared to a negative $6,784,000, or $0.04 per diluted share for the prior year’s quarter.  FFO for the quarters ended December 31, 2014 and 2013 include certain items that affect comparability which are listed in the table below.  The aggregate of these items, net of amounts attributable to noncontrolling interests, increased FFO for the quarter ended December 31, 2014 by $7,202,000, or $0.04 per diluted share and decreased FFO for the quarter ended December 31, 2013 by $209,797,000, or $1.12 per diluted share.

	For the Three Months Ended December 31,
(Amounts in thousands)	2014	2013
Items that affect comparability income (expense):
FFO from discontinued operations	$38,284	$49,500
Write-off of deferred financing costs and defeasance costs in connection with refinancings	(16,747)	(8,436)
Acquisition and transaction related costs	(12,763)	(18,088)
Toys "R" Us FFO (negative FFO) (including a $162,215 impairment loss in 2013)	606	(282,041)
Net gain on sale of residential condominiums and land parcels	363	481
Net gain on sale of Harlem Park property under development	-	23,507
Deferred income tax reversal	-	16,055
Other, net	(2,097)	(4,183)
	7,646	(223,205)
Noncontrolling interests' share of above adjustments	(444)	13,408
Items that affect comparability, net	$7,202	$(209,797)

The percentage increase (decrease) in same store EBITDA and cash basis same store EBITDA of our operating segments for the quarter ended December 31, 2014 over the quarter ended December 31, 2013 and the trailing quarter ended September 30, 2014 are summarized below.

Same Store EBITDA:	New York	Washington, DC
December 31, 2014 vs. December 31, 2013
Same store EBITDA	3.3%	(2.3%)
Cash basis same store EBITDA	8.2%	(3.8%)
December 31, 2014 vs. September 30, 2014
Same store EBITDA	1.8%	(3.0%)
Cash basis same store EBITDA	4.7%	(3.4%)

Calculations of same store EBITDA, reconciliations of our net income to EBITDA and FFO and the reasons we consider these non-GAAP financial measures useful are provided in the following pages of Management’s Discussion and Analysis of the Financial Condition and Results of Operations.

Overview – continued

Acquisitions

On June 26, 2014, we invested an additional $22,700,000 to increase our ownership in One Park Avenue to 55.0% from 46.5% through a joint venture with an institutional investor, who increased its ownership interest to 45.0%.  The transaction was based on a property value of $560,000,000.  The property is encumbered by a $250,000,000 interest-only mortgage loan that bears interest at 4.995% and matures in March 2016.

On July 23, 2014, a joint venture in which we are a 50.1% partner entered into a 99-year ground lease for 61 Ninth Avenue located on the Southwest corner of Ninth Avenue and 15th Street in Manhattan.  The venture’s current plans are to construct an office building, with retail at the base, of approximately 130,000 square feet.  Total development costs are currently estimated to be approximately $125,000,000.

On August 1, 2014, we acquired the land under our 715 Lexington Avenue retail property located on the Southeast corner of 58th Street and Lexington Avenue in Manhattan, for $63,000,000.

On October 28, 2014, we completed the purchase of the retail condominium of the St. Regis Hotel for $700,000,000.  We own a 74.3% controlling interest of the joint venture which owns the property. The acquisition was used in a like-kind exchange for income tax purposes for the sale of 1740 Broadway (see below).  We consolidate the accounts of the venture into our consolidated financial statements from the date of acquisition.

On November 21, 2014, we entered into an agreement to acquire the Center Building, an eight story 437,000 square foot office building, located at 33-00 Northern Boulevard in Long Island City, New York.  The building is 98% leased.  The purchase price is approximately $142,000,000, including the assumption of an existing $62,000,000 4.43% mortgage maturing in October 2018.  The purchase is expected to close in the first quarter of 2015, subject to customary closing conditions.  As of December 31, 2014, our $14,200,000 non-refundable deposit was included in “other assets” on our consolidated balance sheet.

On January 20, 2015, we co-invested with our 25% owned Fund and one of the Fund’s limited partners to buy out the Fund’s joint venture partner’s 57% interest in the Crowne Plaza Times Square Hotel.  The purchase price for the 57% interest was approximately $95,000,000 (our share $39,000,000) which valued the property at approximately $480,000,000.  The property is encumbered by a newly placed $310,000,000 mortgage loan bearing interest at LIBOR plus 2.80% and maturing in December 2018 with a one-year extension option.   Our aggregate ownership interest in the property increased to 33% from 11%.

Dispositions

New York

On December 18, 2014, we completed the sale of 1740 Broadway, a 601,000 square foot office building in Manhattan for $605,000,000.  The sale resulted in net proceeds of approximately $580,000,000, after closing costs, and resulted in a financial statement gain of approximately $441,000,000.  The tax gain of approximately $484,000,000, was deferred in like-kind exchanges, primarily for the acquisition of the St. Regis Fifth Avenue retail.

Retail Properties

On February 24, 2014, we completed the sale of Broadway Mall in Hicksville, Long Island, New York, for $94,000,000.  The sale resulted in net proceeds of $92,174,000 after closing costs.

On March 2, 2014, we entered into an agreement to transfer upon completion, the redeveloped Springfield Town Center, a 1,350,000 square foot mall located in Springfield, Fairfax County, Virginia, to Pennsylvania Real Estate Investment Trust (NYSE: PEI) (“PREIT”) in exchange for $465,000,000 comprised of $340,000,000 of cash and $125,000,000 of PREIT operating partnership units.  In connection therewith, we recorded a non-cash impairment loss of $20,000,000 in the first quarter of 2014, which is included in “income from discontinued operations” on our consolidated statements of income. The redevelopment was substantially completed in October 2014, at which time we reclassified the assets, liabilities and financial results to discontinued operations, and the transfer of the property to PREIT was completed on March 31, 2015.

On July 8, 2014, we completed the sale of Beverly Connection, a 335,000 square foot power shopping center in Los Angeles, California, for $260,000,000, of which $239,000,000 was cash and $21,000,000 was 10-year mezzanine seller financing.  The sale resulted in a net gain of $44,155,000, which was recognized in the third quarter of 2014.

In addition to the above, during 2014, we sold six of the 22 strip shopping centers which did not fit UE’s strategy, in separate transactions, for an aggregate of $66,410,000 in cash, which resulted in a net gain aggregating $22,500,000.

Overview – continued

Financings

Secured Debt

On January 31, 2014, we completed a $600,000,000 loan secured by our 220 Central Park South development site.  The loan bears interest at LIBOR plus 2.75% (2.92% at December 31, 2014) and matures in January 2016, with three one-year extension options.

On April 16, 2014, we completed a $350,000,000 refinancing of 909 Third Avenue, a 1.3 million square foot Manhattan office building.  The seven-year interest only loan bears interest at 3.91% and matures in May 2021. We realized net proceeds of approximately $145,000,000 after defeasing the existing 5.64%, $193,000,000 mortgage, defeasance cost and other closing costs.

On July 16, 2014, we completed a $130,000,000 financing of Las Catalinas, a 494,000 square foot mall located in the San Juan area of Puerto Rico. The 10-year fixed rate loan bears interest at 4.43% and matures in August 2024.  The loan amortizes based on a 30-year schedule beginning in year six.

On August 12, 2014, we completed a $185,000,000 financing of the Universal buildings, a 690,000 square foot, two-building office complex located in Washington, DC. The loan bears interest at LIBOR plus 1.90% (2.06% at December 31, 2014) and matures in August 2019 with two one-year extension options. The loan amortizes based on a 30-year schedule beginning in the fourth year.

On August 26, 2014, we obtained a standby commitment for up to $500,000,000 of five-year mezzanine loan financing to fund a portion of the development expenditures at 220 Central Park South.

On October 27, 2014, we completed a $140,000,000 financing of 655 Fifth Avenue, a 57,500 square foot retail and office property.  The loan is interest only at LIBOR plus 1.40% (1.56% at December 31, 2014) and matures in October 2019 with two one-year extension options.

On December 8, 2014, we completed a $575,000,000 refinancing of Two Penn Plaza, a 1.6 million square foot Manhattan office building.  The loan is interest-only at LIBOR plus 1.65% (1.81% at December 31, 2014) and matures in 2019 with two one-year extension options.  We realized net proceeds of approximately $143,000,000.  Pursuant to an existing swap agreement, the $422,000,000 previous loan on the property was swapped to a fixed rate of 4.78% through March 2018.  Therefore, $422,000,000 of the new loan bears interest at a fixed rate of 4.78% through March 2018 and the balance of $153,000,000 floats through March 2018.  The entire $575,000,000 will float thereafter for the duration of the new loan.

On January 6, 2015, we completed the modification of the $120,000,000, 6.04% mortgage loan secured by our Montehiedra Town Center, in the San Juan area of Puerto Rico.  The loan has been extended from July 2016 to July 2021 and separated into two tranches, a senior $90,000,000 position with interest at 5.33% to be paid currently, and a junior $30,000,000 position with interest accruing at 3%.  Montehiedra Town Center and the loan were included in the spin-off to UE on January 15, 2015.  As part of the planned redevelopment of the property, UE is committed to fund $20,000,000 through a loan for leasing and building capital expenditures of which $8,000,000 has been funded.  This loan is senior to the $30,000,000 position noted above and accrues interest at 10%.

Senior Unsecured Notes

On June 16, 2014, we completed a green bond public offering of $450,000,000 2.50% senior unsecured notes due June 30, 2019. The notes were sold at 99.619% of their face amount to yield 2.581%.

On October 1, 2014, we redeemed all of the $445,000,000 principal amount of our outstanding 7.875% senior unsecured notes, which were scheduled to mature on October 1, 2039, at a redemption price of 100% of the principal amount plus accrued interest through the redemption date.  In the fourth quarter of 2014, we wrote off $12,532,000 of unamortized deferred financing costs, which are included as a component of “interest and debt expense” on our consolidated statements of income.

On January 1, 2015, we redeemed all of the $500,000,000 principal amount of our outstanding 4.25% senior unsecured notes, which were scheduled to mature on April 1, 2015, at a redemption price of 100% of the principal amount plus accrued interest through December 31, 2014.

Unsecured Revolving Credit Facility

On September 30, 2014, we extended one of our two $1.25 billion unsecured revolving credit facilities from November 2015 to November 2018 with two six-month extension options.  The interest rate on the extended facility was lowered to LIBOR plus 105 basis points from LIBOR plus 125 basis points and the facility fee was reduced to 20 basis points from 25 basis points.

Overview - continued

Leasing Activity

The leasing activity presented below is based on leases signed during the period and is not intended to coincide with the commencement of rental revenue in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Tenant improvements and leasing commissions presented below are based on square feet leased during the period.  Second generation relet space represents square footage that has not been vacant for more than nine months.  The leasing activity for the New York segment excludes Alexander’s, the Hotel Pennsylvania and residential.

	New York		Washington, DC
(Square feet in thousands)	Office	Retail	Office

Quarter Ended December 31, 2014:
Total square feet leased	1,248	51	658
Our share of square feet leased	1,095	51	619
Initial rent (1)	$66.79	$410.63	$36.86
Weighted average lease term (years)	12.3	11.5	9.4
Second generation relet space:
Square feet	732	45	461
Cash basis:
Initial rent (1)	$68.25	$260.31	$36.64
Prior escalated rent	$60.63	$175.49	$39.68
Percentage increase (decrease)	12.6%	48.3%	(7.7%)
GAAP basis:
Straight-line rent (2)	$67.80	$307.92	$34.42
Prior straight-line rent	$55.87	$173.75	$36.89
Percentage increase (decrease)	21.4%	77.2%	(6.7%)
Tenant improvements and leasing commissions:
Per square foot	$78.45	$177.43	$61.48
Per square foot per annum:	$6.38	$15.43	$6.54
Percentage of initial rent	9.5%	3.8%	17.7%

Year Ended December 31, 2014:
Total square feet leased	3,973	119	1,817	(3)
Our share of square feet leased	3,416	114	1,674	(3)
Initial rent (1)	$66.78	$327.38	$38.57
Weighted average lease term (years)	11.3	11.2	8.2
Second generation relet space:
Square feet	2,550	92	1,121
Cash basis:
Initial rent (1)	$68.18	$289.74	$38.57
Prior escalated rent	$60.50	$206.62	$41.37
Percentage increase (decrease)	12.7%	40.2%	(6.8%)
GAAP basis:
Straight-line rent (2)	$67.44	$331.33	$36.97
Prior straight-line rent	$56.76	$204.15	$38.25
Percentage increase (decrease)	18.8%	62.3%	(3.3%)
Tenant improvements and leasing commissions:
Per square foot	$75.89	$110.60	$46.77
Per square foot per annum:	$6.72	$9.88	$5.70
Percentage of initial rent	10.1%	3.0%	14.8%

See notes on the following page.

Overview - continued

Leasing Activity - continued

		New York		Washington, DC
(Square feet in thousands)		Office	Retail	Office

Year Ended December 31, 2013:
Total square feet leased		2,410	138	1,836
Our share of square feet leased:		2,024	121	1,392
	Initial rent (1)	$60.78	$268.52	$39.91
	Weighted average lease term (years)	11.0	8.6	7.0
	Second generation relet space:
	Square feet	1,716	103	910
	Cash basis:
	Initial rent (1)	$60.04	$262.67	$40.91
	Prior escalated rent	$56.84	$117.45	$41.16
	Percentage increase (decrease)	5.6%	123.7%	(0.6%)
	GAAP basis:
	Straight-line rent(2)	$59.98	$293.45	$40.87
	Prior straight-line rent	$52.61	$152.34	$39.36
	Percentage increase	14.0%	92.6%	3.8%
	Tenant improvements and leasing commissions:
	Per square foot	$61.78	$100.93	$33.24
	Per square foot per annum:	$5.61	$11.64	$4.75
	Percentage of initial rent	9.2%	4.3%	11.9%

(1)

Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis straight-line rent per square foot.

(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, and includes the effect of free rent and periodic step-ups in rent.

(3)

Excludes (i) 165 square feet leased to WeWork that will be redeveloped into rental residential apartments, and (ii) 82 square feet of retail space that was leased at an initial rent of $46.76 per square foot.

Overview - continued

Square footage (in service) and Occupancy as of December 31, 2014:

		Square Feet (in service)
	Number of	Total	Our
(Square feet in thousands)	properties	Portfolio	Share	Occupancy %
New York:
Office	31	20,052	16,808	96.9%
Retail	56	2,450	2,179	96.4%
Alexander's	6	2,178	706	99.7%
Hotel Pennsylvania	1	1,400	1,400
Residential - 1,654 units	2	1,524	763	95.2%
		27,604	21,856	96.9%

Washington, DC:
Office, excluding the Skyline Properties	51	13,461	11,083	87.5%
Skyline Properties	8	2,648	2,648	53.5%
Total Office	59	16,109	13,731	80.9%
Residential - 2,414 units	7	2,597	2,455	97.4%
Other	6	384	384	100.0%
		19,090	16,570	83.8%

Other:
The Mart	2	3,587	3,578	94.7%
555 California Street	3	1,801	1,261	97.6%
85 Tenth Avenue(1)	1	613	306	100.0%
Other Properties	3	2,135	1,174	96.8%
		8,136	6,319

Total square feet at December 31, 2014		54,830	44,745

(1)

As of December 31, 2014, we own junior and senior mezzanine loans of 85 Tenth Avenue with an accreted balance of $147.6 million. The junior and senior mezzanine loans bear paid-in-kind interest of 12% and 9%, respectively and mature in May 2017. We account for our investment in 85 Tenth Avenue using the equity method of accounting because we will receive a 49.9% interest in the property after repayment of the junior mezzanine loan. As a result of recording our share of the GAAP losses of the property, the net carrying amount of these loans is $28.2 million on our consolidated balance sheets.

Overview - continued

Square footage (in service) and Occupancy as of December 31, 2013:

		Square Feet (in service)
	Number of	Total	Our
(Square feet in thousands)	properties	Portfolio	Share	Occupancy %
New York:
Office	30	19,217	15,776	96.5%
Retail	54	2,370	2,147	97.4%
Alexander's	6	2,178	706	99.4%
Hotel Pennsylvania	1	1,400	1,400
Residential - 1,653 units	2	1,523	762	94.8%
		26,688	20,791	96.7%

Washington, DC:
Office, excluding the Skyline Properties	51	13,581	11,151	85.4%
Skyline Properties	8	2,652	2,652	60.8%
Total Office	59	16,233	13,803	80.7%
Residential - 2,405 units	7	2,588	2,446	96.3%
Other	5	379	379	100.0%
		19,200	16,628	83.4%

Other:
The Mart	3	3,703	3,694	96.3%
555 California Street	3	1,795	1,257	94.5%
85 Tenth Avenue(1)	1	613	306	100.0%
Other Properties	3	1,908	946	96.8%
		8,019	6,203

Total square feet at December 31, 2013		53,907	43,622

(1)

As of December 31, 2013, we own junior and senior mezzanine loans of 85 Tenth Avenue with an accreted balance of $124.1 million. The junior and senior mezzanine loans bear paid-in-kind interest of 12% and 9%, respectively and mature in May 2017. We account for our investment in 85 Tenth Avenue using the equity method of accounting because we will receive a 49.9% interest in the property after repayment of the junior mezzanine loan. As a result of recording our share of the GAAP losses of the property, the net carrying amount of these loans is $24.5 million on our consolidated balance sheets.

Overview - continued

Washington, DC Segment

Of the 2,395,000 square feet subject to the effects of the Base Realignment and Closure (“BRAC”) statute, 393,000 square feet has been taken out of service for redevelopment and 1,137,000 square feet has been leased or is pending.  The table below summarizes the status of the BRAC space.

	Rent Per	Square Feet
	Square Foot	Total	Crystal City	Skyline	Rosslyn

Resolved:
Relet	$37.19	1,126,000	664,000	381,000	81,000
Leases pending	34.29	11,000	11,000	-	-
Taken out of service for redevelopment		393,000	393,000	-	-
		1,530,000	1,068,000	381,000	81,000

To Be Resolved:
Vacated	35.92	771,000	281,000	425,000	65,000
Expiring in 2015	43.79	94,000	88,000	6,000	-
		865,000	369,000	431,000	65,000

Total square feet subject to BRAC		2,395,000	1,437,000	812,000	146,000

Due to the effects of BRAC related move-outs and the sluggish leasing environment in the Washington, DC / Northern Virginia area, EBITDA from continuing operations for the year ended December 31, 2013 was lower than 2012 by $14,254,000 and EBITDA from continuing operations for the year ended December 31, 2014 was lower than 2013 by $5,633,000, which was offset by an interest expense reduction of $18,568,000 from the restructuring of the Skyline properties mortgage loan in October 2013.  We expect 2015 EBITDA from continuing operations will be flat to 2014.

Critical Accounting Policies

In preparing the consolidated financial statements we have made estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Set forth below is a summary of the accounting policies that we believe are critical to the preparation of our consolidated financial statements.  The summary should be read in conjunction with the more complete discussion of our accounting policies included in Note 2 to the consolidated financial statements in this Annual Report on Form 10-K.

Real Estate

Real estate is carried at cost, net of accumulated depreciation and amortization. Betterments, major renewals and certain costs directly related to the improvement and leasing of real estate are capitalized. Maintenance and repairs are expensed as incurred. For redevelopment of existing operating properties, the net book value of the existing property under redevelopment plus the cost for the construction and improvements incurred in connection with the redevelopment are capitalized to the extent the capitalized costs of the property do not exceed the estimated fair value of the redeveloped property when complete. If the cost of the redeveloped property, including the net book value of the existing property, exceeds the estimated fair value of redeveloped property, the excess is charged to expense. Depreciation is recognized on a straight-line basis over estimated useful lives which range from 7 to 40 years. Tenant allowances are amortized on a straight-line basis over the lives of the related leases, which approximate the useful lives of the assets.

Upon the acquisition of real estate, we assess the fair value of acquired assets (including land, buildings and improvements, identified intangibles, such as acquired above and below-market leases, acquired in-place leases and tenant relationships) and acquired liabilities and we allocate the purchase price based on these assessments. We assess fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.  Estimates of future cash flows are based on a number of factors including historical operating results, known trends, and market/economic conditions.  We record acquired intangible assets (including acquired above-market leases, acquired in-place leases and tenant relationships) and acquired intangible liabilities (including below–market leases) at their estimated fair value separate and apart from goodwill. We amortize identified intangibles that have finite lives over the period they are expected to contribute directly or indirectly to the future cash flows of the property or business acquired.

As of December 31, 2014 and 2013, the carrying amounts of real estate, net of accumulated depreciation, were $13.7 billion and $12.6 billion, respectively.  As of December 31, 2014 and 2013, the carrying amounts of identified intangible assets (including acquired above-market leases, tenant relationships and acquired in-place leases) were $225,155,000 and $253,082,000, respectively, and the carrying amounts of identified intangible liabilities, a component of “deferred revenue” on our consolidated balance sheets, were $328,201,000 and $326,917,000, respectively.

Our properties, including any related intangible assets, are individually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis.  An impairment loss is measured based on the excess of the property’s carrying amount over its estimated fair value.  Impairment analyses are based on our current plans, intended holding periods and available market information at the time the analyses are prepared.  If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to our consolidated financial statements.  The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results.  Plans to hold properties over longer periods decrease the likelihood of recording impairment losses.

Critical Accounting Policies – continued

Partially Owned Entities

We consolidate entities in which we have a controlling financial interest.  In determining whether we have a controlling financial interest in a partially owned entity and the requirement to consolidate the accounts of that entity, we consider factors such as ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partners/members as well as whether the entity is a variable interest entity (“VIE”) and we are the primary beneficiary.  We are deemed to be the primary beneficiary of a VIE when we have (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses or receive benefits that could potentially be significant to the VIE. We generally do not control a partially owned entity if the entity is not considered a VIE and the approval of all of the partners/members is contractually required with respect to major decisions, such as operating and capital budgets, the sale, exchange or other disposition of real property, the hiring of a chief executive officer, the commencement, compromise or settlement of any lawsuit, legal proceeding or arbitration or the placement of new or additional financing secured by assets of the venture.  We account for investments under the equity method when the requirements for consolidation are not met, and we have significant influence over the operations of the investee. Equity method investments are initially recorded at cost and subsequently adjusted for our share of net income or loss and cash contributions and distributions each period. Investments that do not qualify for consolidation or equity method accounting are accounted for on the cost method.

Investments in partially owned entities are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  An impairment loss is measured based on the excess of the carrying amount of an investment over its estimated fair value.  Impairment analyses are based on current plans, intended holding periods and available information at the time the analyses are prepared.  The ultimate realization of our investments in partially owned entities is dependent on a number of factors, including the performance of each investment and market conditions.  If our estimates of the projected future cash flows, the nature of development activities for properties for which such activities are planned and the estimated fair value of the investment change based on market conditions or otherwise, our evaluation of impairment losses may be different and such differences could be material to our consolidated financial statements.  The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results.

As of December 31, 2014 and 2013, the carrying amounts of investments in partially owned entities, including Toys “R” Us, was $1.2 billion and $1.2 billion, respectively.

Mortgage and Mezzanine Loans Receivable

We invest in mortgage and mezzanine loans of entities that have significant real estate assets.  These investments are either secured by the real property or by pledges of the equity interests of the entities owning the underlying real estate.  We record these investments at the stated principal amount net of any unamortized discount or premium. We accrete or amortize any discount or premium over the life of the related receivable utilizing the effective interest method or straight-line method, if the result is not materially different.  We evaluate the collectibility of both interest and principal of each of our loans whenever events or changes in circumstances indicate such amounts may not be recoverable. A loan is impaired when it is probable that we will be unable to collect all amounts due according to the existing contractual terms. When a loan is impaired, the amount of the loss accrual is calculated by comparing the carrying amount of the investment to the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, to the value of the collateral if the loan is collateral dependent.  Interest on impaired loans is recognized when received in cash.  If our estimates of the collectability of both interest and principal or the fair value of our loans change based on market conditions or otherwise, our evaluation of impairment losses may be different and such differences could be material to our consolidated financial statements.

As of December 31, 2014 and 2013, the carrying amounts of mortgage and mezzanine loans receivable were $16,748,000 and $170,972,000, respectively, net of an allowance of $5,811,000 and $5,845,000, respectively, and are included in “other assets” on our consolidated balance sheets.

Critical Accounting Policies – continued

Allowance For Doubtful Accounts

We periodically evaluate the collectability of amounts due from tenants and maintain an allowance for doubtful accounts ($12,210,000 and $14,519,000 as of December 31, 2014 and 2013, respectively) for estimated losses resulting from the inability of tenants to make required payments under the lease agreements. We also maintain an allowance for receivables arising from the straight-lining of rents ($3,188,000 and $4,355,000 as of December 31, 2014 and 2013, respectively). This receivable arises from earnings recognized in excess of amounts currently due under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. These estimates may differ from actual results, which could be material to our consolidated financial statements.

Revenue Recognition

We have the following revenue sources and revenue recognition policies:

•       Base Rent — income arising from tenant leases. These rents are recognized over the non-cancelable term of the related leases on a straight-line basis which includes the effects of rent steps and rent abatements under the leases.  We commence rental revenue recognition when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use.  In addition, in circumstances where we provide a tenant improvement allowance for improvements that are owned by the tenant, we recognize the allowance as a reduction of rental revenue on a straight-line basis over the term of the lease.

•       Percentage Rent — income arising from retail tenant leases that is contingent upon tenant sales exceeding defined thresholds. These rents are recognized only after the contingency has been removed (i.e., when tenant sales thresholds have been achieved).

•       Hotel Revenue — income arising from the operation of the Hotel Pennsylvania which consists of rooms revenue, food and beverage revenue, and banquet revenue. Income is recognized when rooms are occupied. Food and beverage and banquet revenue are recognized when the services have been rendered.

•       Trade Shows Revenue — income arising from the operation of trade shows, including rentals of booths. This revenue is recognized when the trade shows have occurred.

•       Expense Reimbursements — revenue arising from tenant leases which provide for the recovery of all or a portion of the operating expenses and real estate taxes of the respective property. This revenue is accrued in the same periods as the expenses are incurred.

•       Management, Leasing and Other Fees — income arising from contractual agreements with third parties or with partially owned entities. This revenue is recognized as the related services are performed under the respective agreements.

•      Cleveland Medical Mart — revenue arising from the development of the Cleveland Medical Mart.  This revenue was recognized as the related services were performed under the respective agreements using the criteria set forth in ASC 605-25, Multiple Element Arrangements.

Before we recognize revenue, we assess, among other things, its collectibility. If our assessment of the collectibility of revenue changes, the impact on our consolidated financial statements could be material.

Income Taxes

We operate in a manner intended to enable us to continue to qualify as a Real Estate Investment Trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. We distribute to our shareholders 100% of our taxable income and therefore, no provision for Federal income taxes is required.  If we fail to distribute the required amount of income to our shareholders, or fail to meet other REIT requirements, we may fail to qualify as a REIT which may result in substantial adverse tax consequences.

Net Income and EBITDA by Segment for the Years Ended December 31, 2014, 2013 and 2012

Below is a summary of net income and a reconciliation of net income to EBITDA(1) by segment for the years ended December 31, 2014, 2013 and 2012.

(Amounts in thousands)	For the Year Ended December 31, 2014
	Total	New York		Washington, DC		Other
Total revenues	$2,312,512	$1,520,845		$537,151		$254,516
Total expenses	1,622,619	946,466		358,019		318,134
Operating income (loss)	689,893	574,379		179,132		(63,618)
(Loss) income from partially owned entities, including Toys	(58,131)	20,701		(3,677)		(75,155)
Income from Real Estate Fund	163,034	-		-		163,034
Interest and other investment income, net	38,752	6,711		183		31,858
Interest and debt expense	(412,755)	(183,427)		(75,395)		(153,933)
Net gain on disposition of wholly owned and partially
owned assets	13,568	-		-		13,568
Income (loss) before income taxes	434,361	418,364		100,243		(84,246)
Income tax expense	(9,281)	(4,305)		(242)		(4,734)
Income (loss) from continuing operations	425,080	414,059		100,001		(88,980)
Income from discontinued operations	583,946	463,163		-		120,783
Net income	1,009,026	877,222		100,001		31,803
Less net income attributable to noncontrolling interests	(144,174)	(8,626)		-		(135,548)
Net income (loss) attributable to Vornado	864,852	868,596		100,001		(103,745)
Interest and debt expense(2)	654,398	241,959		89,448		322,991
Depreciation and amortization(2)	685,973	324,239		145,853		215,881
Income tax expense(2)	24,248	4,395		288		19,565
EBITDA(1)	$2,229,471	$1,439,189	(3)	$335,590	(4)	$454,692	(5)

____________________________

See notes on pages 17 and 18.

Net Income and EBITDA by Segment for the Years Ended December 31, 2014, 2013 and 2012 - continued

(Amounts in thousands)	For the Year Ended December 31, 2013
	Total	New York		Washington, DC		Other
Total revenues	$2,299,176	$1,470,907		$541,161		$287,108
Total expenses	1,624,625	910,498		347,686		366,441
Operating income (loss)	674,551	560,409		193,475		(79,333)
(Loss) income from partially owned entities, including Toys	(338,785)	15,527		(6,968)		(347,344)
Income from Real Estate Fund	102,898	-		-		102,898
Interest and other investment (loss) income, net	(24,887)	5,357		129		(30,373)
Interest and debt expense	(425,782)	(181,966)		(102,277)		(141,539)
Net gain on disposition of wholly owned and partially
owned assets	2,030	-		-		2,030
(Loss) income before income taxes	(9,975)	399,327		84,359		(493,661)
Income tax benefit (expense)	8,717	(2,794)		14,031		(2,520)
(Loss) income from continuing operations	(1,258)	396,533		98,390		(496,181)
Income from discontinued operations	565,998	160,314		-		405,684
Net income (loss)	564,740	556,847		98,390		(90,497)
Less net income attributable to noncontrolling interests	(88,769)	(10,786)		-		(77,983)
Net income (loss) attributable to Vornado	475,971	546,061		98,390		(168,480)
Interest and debt expense(2)	758,781	236,645		116,131		406,005
Depreciation and amortization(2)	732,757	293,974		142,409		296,374
Income tax expense (benefit)(2)	26,371	3,002		(15,707)		39,076
EBITDA(1)	$1,993,880	$1,079,682	(3)	$341,223	(4)	$572,975	(5)

(Amounts in thousands)	For the Year Ended December 31, 2012
	Total	New York		Washington, DC		Other
Total revenues	$2,332,724	$1,319,470		$554,028		$459,226
Total expenses	1,738,381	835,563		360,056		542,762
Operating income (loss)	594,343	483,907		193,972		(83,536)
Income (loss) from partially owned entities, including Toys	423,126	207,773		(5,612)		220,965
Income from Real Estate Fund	63,936	-		-		63,936
Interest and other investment (loss) income, net	(261,200)	4,002		126		(265,328)
Interest and debt expense	(431,235)	(146,350)		(115,574)		(169,311)
Net gain on disposition of wholly owned and partially
owned assets	4,856	-		-		4,856
Income (loss) before income taxes	393,826	549,332		72,912		(228,418)
Income tax expense	(8,132)	(3,491)		(1,650)		(2,991)
Income (loss) from continuing operations	385,694	545,841		71,262		(231,409)
Income from discontinued operations	308,847	30,293		167,766		110,788
Net income (loss)	694,541	576,134		239,028		(120,621)
Less net income attributable to noncontrolling interests	(77,281)	(2,138)		-		(75,143)
Net income (loss) attributable to Vornado	617,260	573,996		239,028		(195,764)
Interest and debt expense(2)	760,523	187,855		133,625		439,043
Depreciation and amortization(2)	735,293	252,257		157,816		325,220
Income tax expense (2)	7,026	3,751		1,943		1,332
EBITDA(1)	$2,120,102	$1,017,859	(3)	$532,412	(4)	$569,831	(5)

____________________________

See notes on pages 17 and 18.

Net Income and EBITDA by Segment for the Years Ended December 31, 2014, 2013 and 2012 - continued

	Notes to preceding tabular information:

(1)

EBITDA represents "Earnings Before Interest, Taxes, Depreciation and Amortization." We consider EBITDA a supplemental measure for making decisions and assessing the unlevered performance of our segments as it relates to the total return on assets as opposed to the levered return on equity. As properties are bought and sold based on a multiple of EBITDA, we utilize this measure to make investment decisions as well as to compare the performance of our assets to that of our peers. EBITDA should not be considered a substitute for net income. EBITDA may not be comparable to similarly titled measures employed by other companies.

(2)

Interest and debt expense, depreciation and amortization and income tax expense (benefit) in the reconciliation of net income (loss) to EBITDA includes our share of these items from partially owned entities.

(3)	The elements of "New York" EBITDA are summarized below.
		For the Year Ended December 31,
	(Amounts in thousands)	2014	2013	2012
	Office(a)	$1,085,262	$759,941	$568,518
	Retail(b)	281,428	246,808	189,484
	Alexander's (c)	41,746	42,210	231,402
	Hotel Pennsylvania	30,753	30,723	28,455
	Total New York	$1,439,189	$1,079,682	$1,017,859

	(a)

2014, 2013 and 2012 includes EBITDA from discontinued operations, net gains on sale of real estate and other items that affect comparability, aggregating $462,239, $163,528 and $37,129, respectively. Excluding these items, EBITDA was $623,023, $596,413 and $531,389, respectively.

	(b)

2014, 2013 and 2012 includes EBITDA from discontinued operations, net gains on sale of real estate and other items that affect comparability, aggregating $1,751, $934 and $510, respectively. Excluding these items, EBITDA was $279,677, $245,874 and $188,974, respectively.

	(c)

2014, 2013 and 2012 includes EBITDA from discontinued operations, net gains on sale of real estate and other items that affect comparability, aggregating $171, $730 and $191,040, respectively. Excluding these items, EBITDA was $41,575, $41,480 and $40,362, respectively.

(4)	The elements of "Washington, DC" EBITDA are summarized below.

		For the Year Ended December 31,
	(Amounts in thousands)	2014	2013	2012
	Office, excluding the Skyline Properties (a)	$266,859	$268,373	$449,448
	Skyline properties	27,150	29,499	40,037
	Total Office	294,009	297,872	489,485
	Residential	41,581	43,351	42,927
	Total Washington, DC	$335,590	$341,223	$532,412

	(a)	2012 includes EBITDA from discontinued operations, net gains on sale of real estate and other items that affect comparability, aggregating $176,935. Excluding these items, EBITDA was $272,513.

Net Income and EBITDA by Segment for the Years Ended December 31, 2014, 2013 and 2012 - continued

	Notes to preceding tabular information:

(5)	The elements of "other" EBITDA are summarized below.

	(Amounts in thousands)	For the Year Ended December 31,
		2014	2013	2012
	Our share of Real Estate Fund:
	Income before net realized/unrealized gains	$8,056	$7,752	$6,385
	Net realized/unrealized gains on investments	37,535	23,489	13,840
	Carried interest	24,715	18,230	4,379
	Total	70,306	49,471	24,604
	Our share of Toys "R" Us	103,632	(12,081)	281,289
	The Mart and trade shows	79,636	74,270	62,470
	555 California Street	48,844	42,667	46,167
	India real estate ventures	6,434	5,841	3,654
	LNR (a)	-	20,443	75,202
	Lexington (b)	-	6,931	32,595
	Other investments	26,586	28,505	25,103
		335,438	216,047	551,084
	Corporate general and administrative expenses(c)	(94,929)	(94,904)	(89,082)
	Investment income and other, net(c)	31,665	46,525	45,563
	Urban Edge Properties and residual retail properties discontinued operations(d)	235,989	531,493	201,035
	Acquisition and transaction related costs, and impairment losses	(16,392)	(24,857)	(17,386)
	Net gain on sale of marketable securities, land parcels and residential
	condominiums	13,568	56,868	4,856
	Our share of net gains on extinguishment of debt and net gains on sale of
	real estate of partially owned entities	13,000	-	-
	Suffolk Downs impairment loss and loan reserve	(10,263)	-	-
	Our share of impairment losses of partially owned entities	(5,771)	-	(4,936)
	Losses from the disposition of investment in J.C. Penney	-	(127,888)	(300,752)
	Severance costs (primarily reduction in force at the Mart)	-	(5,492)	(3,005)
	Purchase price fair value adjustment and accelerated amortization of
	discount on investment in subordinated debt of Independence Plaza	-	-	105,366
	The Mart discontinued operations	-	-	93,588
	Net gain resulting from Lexington's stock issuance and asset acquisition	-	-	28,763
	Net income attributable to noncontrolling interests in the Operating Partnership	(47,563)	(23,659)	(35,327)
	Preferred unit distributions of the Operating Partnership	(50)	(1,158)	(9,936)
		$454,692	$572,975	$569,831

	(a)		On April 19, 2013, LNR was sold.

	(b)

In the first quarter of 2013, we began accounting for our investment in Lexington as a marketable equity security - available for sale. This investment was previously accounted for under the equity method.

	(c)

The amounts in these captions (for this table only) exclude income/expense from the mark-to-market of our deferred compensation plan of $11,557, $10,636 and $6,809 for the years ended December 31, 2014, 2013 and 2012, respectively.

	(d)		The year ended December 31, 2014, includes $14,956 of transaction costs related to the spin-off of our strip shopping centers and malls to UE on January 15, 2015.

Net Income and EBITDA by Segment for the Years Ended December 31, 2014, 2013 and 2012 - continued

EBITDA by Region

Below is a summary of the percentages of EBITDA by geographic region, excluding discontinued operations and other items that affect comparability.

	For the Year Ended December 31,
	2014	2013	2012
Region:
New York City metropolitan area	68%	67%	62%
Washington, DC / Northern Virginia area	23%	25%	28%
Chicago, IL	6%	5%	6%
San Francisco, CA	3%	3%	4%
	100%	100%	100%

Results of Operations – Year Ended December 31, 2014 Compared to December 31, 2013

Revenues

Our revenues, which consist of property rentals (including hotel and trade show revenues), tenant expense reimbursements, and fee and other income, were $2,312,512,000 in the year ended December 31, 2014, compared to $2,299,176,000 in the prior year, an increase of $13,336,000.  Excluding decreases of $36,369,000 related to the Cleveland Medical Mart development project and $23,992,000 from the deconsolidation of Independence Plaza, revenues increased by $73,697,000.  Below are the details of the increase (decrease) by segment:

(Amounts in thousands)

Increase (decrease) due to:	Total		New York		Washington, DC	Other
Property rentals:
Acquisitions and other	$17,098		$20,244		$(1,867)	$(1,279)
Deconsolidation of Independence Plaza (1)	(23,992)		(23,992)		-	-
Properties placed into / taken out of
service for redevelopment	(9,229)		229		(2,274)	(7,184)
Same store operations	47,205		35,276		(2,399)	14,328
	31,082		31,757		(6,540)	5,865

Tenant expense reimbursements:
Acquisitions and other	968		353		809	(194)
Properties placed into / taken out of
service for redevelopment	(2,123)		(1,650)		94	(567)
Same store operations	20,143		17,782		(879)	3,240
	18,988		16,485		24	2,479

Cleveland Medical Mart development project	(36,369)	(2)	-		-	(36,369)	(2)

Fee and other income:
BMS cleaning fees	19,152		19,358		-	(206)	(3)
Management and leasing fees	(3,167)		(862)		(2,769)	464
Lease termination fees	(16,267)		(17,093)	(4)	4,138	(3,312)
Other income	(83)		293		1,137	(1,513)
	(365)		1,696		2,506	(4,567)

Total increase (decrease) in revenues	$13,336		$49,938		$(4,010)	$(32,592)

(1)

On June 7, 2013, we sold an 8.65% economic interest in our investment of Independence Plaza, which reduced our economic interest to 50.1%. As a result, we determined that we were no longer the primary beneficiary of the VIE and accordingly, we deconsolidated the operations of the property on June 7, 2013 and began accounting for our investment under the equity method.

(2)	Due to the completion of the project. This decrease in revenue is substantially offset by a decrease in development costs expensed in the period. See note (4) on page 21.

(3)	Represents the change in the elimination of intercompany fees from operating segments upon consolidation. See note (3) on page 21.

(4)	Primarily due to a $19,500 termination fee from a tenant at 1290 Avenue of the Americas recognized during the third quarter of 2013.

Results of Operations – Year Ended December 31, 2014 Compared to December 31, 2013 - continued

Expenses

Our expenses, which consist primarily of operating (including hotel and trade show expenses), depreciation and amortization and general and administrative expenses, were $1,622,619,000 in the year ended December 31, 2014, compared to $1,624,625,000 in the prior year, a decrease of $2,006,000.  Excluding expenses of $32,210,000 related to the Cleveland Medical Mart development project in 2013 and $25,899,000 from the deconsolidation of Independence Plaza, expenses increased by $56,103,000.  Below are the details of the (decrease) increase by segment:

(Amounts in thousands)

(Decrease) increase due to:	Total		New York	Washington, DC	Other
Operating:
Acquisitions and other	$(657)		$(197)	$1,008	$(1,468)
Deconsolidation of Independence Plaza(1)	(9,592)		(9,592)	-	-
Properties placed into / taken out of
service for redevelopment	(12,124)		(4,374)	(1,113)	(6,637)
Non-reimbursable expenses, including
bad-debt reserves	99		1,301	-	(1,202)
BMS expenses	11,813		12,019	-	(206)	(3)
Same store operations	35,507		27,651	4,927	2,929
	25,046		26,808	4,822	(6,584)

Depreciation and amortization:
Acquisitions and other	9,845		9,856	-	(11)
Deconsolidation of Independence Plaza(1)	(16,307)		(16,307)	-	-
Properties placed into / taken out of
service for redevelopment	19,672		23,488	(649)	(3,167)
Same store operations	6,466		(7,150)	5,881	7,735
	19,676		9,887	5,232	4,557

General and administrative:
Mark-to-market of deferred compensation
plan liability (2)	921		-	-	921
Non-same store	(5,403)		-	-	(5,403)
Same store operations	(3,614)		(727)	279	(3,166)
	(8,096)		(727)	279	(7,648)

Cleveland Medical Mart development project	(32,210)	(4)	-	-	(32,210)	(4)

Impairment losses, acquisition related costs
and tenant buy-outs	(6,422)		-	-	(6,422)

Total (decrease) increase in expenses	$(2,006)		$35,968	$10,333	$(48,307)

(1)

On June 7, 2013, we sold an 8.65% economic interest in our investment of Independence Plaza, which reduced our economic interest to 50.1%. As a result, we determined that we were no longer the primary beneficiary of the VIE and accordingly, we deconsolidated the operations of the Property on June 7, 2013 and began accounting for our investment under the equity method.

(2)

This increase in expense is entirely offset by a corresponding increase in income from the mark-to-market of the deferred compensation plan assets, a component of “interest and other investment income (loss), net” on our consolidated statements of income.

(3)	Represents the change in the elimination of intercompany fees from operating segments upon consolidation. See note (3) on page 20.

(4)	Due to the completion of the project. This decrease in expense is offset by the decrease in development revenue in the period. See note (2) on page 20.

Results of Operations – Year Ended December 31, 2014 Compared to December 31, 2013 - continued

Loss Applicable to Toys

We account for Toys on the equity method, which means our investment is increased or decreased for our pro rata share of Toys undistributed net income or loss.  We have not guaranteed any of Toys’ obligations and are not committed to provide any support to Toys.  Pursuant to ASC 323-10-35-20, we discontinued applying the equity method for our Toys’ investment when the carrying amount was reduced to zero in the third quarter of 2014.  We will resume application of the equity method if during the period the equity method was suspended our share of unrecognized net income exceeds our share of unrecognized net losses.

In the year ended December 31, 2014, we recognized a net loss of $73,556,000 from our investment in Toys, comprised of (i) $4,691,000 for our share of Toys’ net loss and a (ii) $75,196,000 non-cash impairment loss, partially offset by (iii) $6,331,000 of management fee income.  In the year ended December 31, 2013, we recognized a net loss of $362,377,000 from our investment in Toys, comprised of (i) $128,919,000 for our share of Toys’ net loss and (ii) $240,757,000 non-cash impairment losses, partially offset by (iii) $7,299,000 of management fee income.

In the first quarter of 2013, we recognized our share of Toys’ fourth quarter net income of $78,542,000 and a corresponding non-cash impairment loss of the same amount to continue to carry our investment at fair value.

At December 31, 2013, we estimated that the fair value of our investment in Toys was approximately $80,062,000 ($83,224,000 including $3,162,000 for our share of Toys’ accumulated other comprehensive income), or $162,215,000 less than the carrying amount after recognizing our share of Toys’ third quarter net loss in our fourth quarter.  In determining the fair value of our investment, we considered, among other inputs, a December 31, 2013 third-party valuation of Toys.  As of December 31, 2013, we have concluded that the decline in the value of our investment was “other-than-temporary” based on, among other factors, Toys’ 2013 holiday sales results, compression of earnings multiples of comparable retailers and our inability to forecast a recovery in the near term.  Accordingly, we recognized an additional non-cash impairment loss of $162,215,000 in the fourth quarter of 2013.

In the first quarter of 2014, we recognized our share of Toys’ fourth quarter net income of $75,196,000 and a corresponding non-cash impairment loss of the same amount to continue to carry our investment at fair value.

Income from Partially Owned Entities

Summarized below are the components of income from partially owned entities for the years ended December 31, 2014 and 2013.

	Percentage	For the Year Ended
	Ownership at	December 31,
(Amounts in thousands)	December 31, 2014	2014	2013
Equity in Net Income (Loss):
Alexander's	32.4%	$30,009	$24,402
India real estate ventures (1)	4.1%-36.5%	(8,309)	(3,533)
Partially owned office buildings (2)	Various	93	(4,212)
Other investments (3)	Various	(6,368)	(10,817)
LNR (4)	n/a	-	18,731
Lexington (5)	n/a	-	(979)
		$15,425	$23,592

(1)		Includes a $5,771 non-cash impairment loss in 2014.

(2)		Includes interests in 280 Park Avenue, 650 Madison Avenue, One Park Avenue, 666 Fifth Avenue (Office), 330 Madison Avenue and others.

(3)

Includes interests in Independence Plaza, Monmouth Mall, 85 Tenth Avenue, Fashion Center Mall, 50-70 West 93rd Street and others. In the third quarter of 2014, we recognized a $10,263 non-cash impairment loss and loan loss reserve on our equity and debt investments in Suffolk Downs race track and adjacent land.

(4)		On April 19, 2013, LNR was sold.

(5)		In the first quarter of 2013, we began accounting for our investment in Lexington as a marketable security - available for sale.

Results of Operations – Year Ended December 31, 2014 Compared to December 31, 2013 - continued

Income from Real Estate Fund

Below are the components of the income from our Real Estate Fund for the years ended December 31, 2014 and 2013.

(Amounts in thousands)	For the Year Ended December 31,
	2014	2013
Net investment income	$12,895	$8,943
Net realized gains	76,337	8,184
Net unrealized gains	73,802	85,771
Income from Real Estate Fund	163,034	102,898
Less income attributable to noncontrolling interests	(92,728)	(53,427)
Income from Real Estate Fund attributable to Vornado (1)	$70,306	$49,471
___________________________________

(1)

Excludes management and leasing fees of $2,865 and $2,992 in the years ended December 31, 2014 and 2013, respectively, which are included as a component of "fee and other income" on our consolidated statements of income.

Interest and Other Investment Income (Loss), net

Interest and other investment income (loss), net was income of $38,752,000 in the year ended December 31, 2014, compared to a loss of $24,887,000 in the prior year, an increase in income of $63,639,000.  This increase resulted from:

(Amounts in thousands)
Losses from the disposition of investment in J.C. Penney in 2013	$72,974
Lower average mezzanine loans receivable balances in 2014	(15,575)
Higher dividends on marketable securities	1,261
Increase in the value of investments in our deferred compensation plan (offset by a corresponding
increase in the liability for plan assets in general and administrative expenses)	921
Other, net	4,058
$63,639

Interest and Debt Expense

Interest and debt expense was $412,755,000 in the year ended December 31, 2014, compared to $425,782,000 in the prior year, a decrease of $13,027,000. This decrease was primarily due to (i) $20,483,000 of higher capitalized interest and debt expense and (ii) $18,568,000 of interest savings from the restructuring of the Skyline properties mortgage loan in the fourth quarter of 2013, partially offset by (iii) $13,287,000 of interest expense from the $600,000,000 financing of our 220 Central Park South development site in January 2014, (iv) $6,265,000 of interest expense from the issuance of the $450,000,000 unsecured notes in June 2014, and (v) $5,589,000 of defeasance cost in connection with the refinancing of 909 Third Avenue.

Net Gain on Disposition of Wholly Owned and Partially Owned Assets

Net gain on disposition of wholly owned and partially owned assets was $13,568,000 in the year ended December 31, 2014, primarily from the sale of residential condominiums and a land parcel, compared to $2,030,000 in the year ended December 31, 2013, primarily of net gains from the sale of marketable securities, land parcels (including Harlem Park), and residential condominiums aggregating $56,868,000, partially offset by a $54,914,000 net loss on sale of J.C. Penney common shares.

Income Tax (Expense) Benefit

In the year ended December 31, 2014, we had an income tax expense of $9,281,000, compared to a benefit of $8,717,000 in the prior year, an increase in expense of $17,998,000.  This increase resulted primarily from a reversal of previously accrued deferred tax liabilities in the prior year due to a change in the effective tax rate resulting from an amendment of the Washington, DC Unincorporated Business Tax Statute.

Results of Operations – Year Ended December 31, 2014 Compared to December 31, 2013 - continued

Income from Discontinued Operations

We have reclassified the revenues and expenses of the properties that were sold or are currently held for sale to “income from discontinued operations” and the related assets and liabilities to “assets related to discontinued operations” and “liabilities related to discontinued operations” for all the periods presented in the accompanying financial statements.  The table below sets forth the combined results of assets related to discontinued operations for the years ended December 31, 2014 and 2013.

(Amounts in thousands)	For the Year Ended December 31,
	2014	2013
Total revenues	$394,056	$499,964
Total expenses	275,828	312,675
	118,228	187,289
Net gains on sales of real estate	507,192	414,502
Impairment losses	(41,474)	(37,170)
Gain on sale of assets other than real estate	-	1,377
Income from discontinued operations	$583,946	$565,998

Net Income Attributable to Noncontrolling Interests in Consolidated Subsidiaries

Net income attributable to noncontrolling interests in consolidated subsidiaries was $96,561,000 in the year ended December 31, 2014, compared to $63,952,000 in the prior year, an increase of $32,609,000.  This increase resulted primarily from higher net income allocated to the noncontrolling interests, including noncontrolling interests of our Real Estate Fund.

Net Income Attributable to Noncontrolling Interests in the Operating Partnership

Net income attributable to noncontrolling interests in the Operating Partnership was $47,563,000 in the year ended December 31, 2014, compared to $23,659,000 in the prior year, an increase of $23,904,000.  This increase resulted primarily from higher net income subject to allocation to unitholders.

Preferred Unit Distributions of the Operating Partnership

Preferred unit distributions of the Operating Partnership were $50,000 in the year ended December 31, 2014, compared to $1,158,000 in the prior year, a decrease of $1,108,000.  This decrease resulted from the redemption of the 6.875% Series D-15 cumulative redeemable preferred units in May 2013.

Preferred Share Dividends

Preferred share dividends were $81,464,000 in the year ended December 31, 2014, compared to $82,807,000 in the prior year, a decrease of $1,343,000.  This decrease resulted primarily from the redemption of $262,500,000 of 6.75% Series F and Series H cumulative redeemable preferred shares in February 2013.

Preferred Unit and Share Redemptions

In the year ended December 31, 2014, we recognized $0 of expense in connection with preferred unit and share redemptions.  In the year ended December 31, 2013, we recognized $1,130,000 of expense in connection with preferred unit and share redemptions, comprised of $9,230,000 of expense from the redemption of the 6.75% Series F and Series H cumulative redeemable preferred shares in February 2013, partially offset by an $8,100,000 discount from the redemption of all of the 6.875% Series D-15 cumulative redeemable preferred units in May 2013.

Results of Operations – Year Ended December 31, 2014 Compared to December 31, 2013 - continued

Same Store EBITDA

Same store EBITDA represents EBITDA from property level operations which are owned by us in both the current and prior year reporting periods.  Same store EBITDA excludes segment-level overhead expenses, which are expenses that we do not consider to be property-level expenses, as well as other non-operating items.  We also present same store EBITDA on a cash basis (which excludes income from the straight-lining of rents, amortization of below-market leases, net of above-market leases and other non-cash adjustments).  We present these non-GAAP measures to (i) facilitate meaningful comparisons of the operational performance of our properties and segments, (ii) make decisions on whether to buy, sell or refinance properties, and (iii) compare the performance of our properties and segments to those of our peers.  Same store EBITDA should not be considered as an alternative to net income or cash flow from operations and may not be comparable to similarly titled measures employed by other companies.

Below is the reconciliation of EBITDA to same store EBITDA for each of our segments for the year ended December 31, 2014, compared to the year ended December 31, 2013.

(Amounts in thousands)	New York	Washington, DC

EBITDA for the year ended December 31, 2014	$1,439,189	$335,590
Add-back:
Non-property level overhead expenses included above	28,479	27,339
Less EBITDA from:
Acquisitions	(33,917)	-
Dispositions, including net gains on sale	(463,991)	(1,858)
Properties taken out-of-service for redevelopment	(26,056)	(1,432)
Other non-operating income	(9,013)	(5,446)
Same store EBITDA for the year ended December 31, 2014	$934,691	$354,193

EBITDA for the year ended December 31, 2013	$1,079,682	$341,223
Add-back:
Non-property level overhead expenses included above	29,206	27,060
Less EBITDA from:
Acquisitions	(4,764)	-
Dispositions, including net gains on sale	(160,232)	(150)
Properties taken out-of-service for redevelopment	(20,013)	(4,056)
Other non-operating income	(31,522)	(1,129)
Same store EBITDA for the year ended December 31, 2013	$892,357	$362,948

Increase (decrease) in same store EBITDA -
Year ended December 31, 2014 vs. December 31, 2013(1)	$42,334	$(8,755)

% increase (decrease) in same store EBITDA	4.7%	(2.4%)

(1) See notes on following page

Results of Operations – Year Ended December 31, 2014 Compared to December 31, 2013 - continued

Notes to preceding tabular information:

New York:

The $42,334,000 increase in New York same store EBITDA resulted primarily from higher (i) rental revenue of $30,213,000 (primarily due to an increase in average rent per square foot) and (ii) cleaning fees, signage revenue, and other income of $26,882,000, partially offset by (iii) higher office operating expenses, net of reimbursements, of $14,761,000.

Washington, DC:

The $8,755,000 decrease in Washington, DC same store EBITDA resulted primarily from (i) lower rental revenue of $2,399,000, (ii) lower management and leasing fee income of $2,769,000 and (iii) higher operating expenses of $4,927,000, partially offset by an increase in other income of $1,538,000.

Reconciliation of Same Store EBITDA to Cash basis Same Store EBITDA

(Amounts in thousands)	New York	Washington, DC

Same store EBITDA for the year ended December 31, 2014	$934,691	$354,193
Less: Adjustments for straight line rents, amortization of acquired
below-market leases, net, and other non-cash adjustments	(103,496)	(9,726)
Cash basis same store EBITDA for the year ended December 31, 2014	$831,195	$344,467

Same store EBITDA for the year ended December 31, 2013	$892,357	$362,948
Less: Adjustments for straight line rents, amortization of acquired
below-market leases, net, and other non-cash adjustments	(119,625)	(10,198)
Cash basis same store EBITDA for the year ended December 31, 2013	$772,732	$352,750

Increase (decrease) in Cash basis same store EBITDA -
Year ended December 31, 2014 vs. December 31, 2013	$58,463	$(8,283)

% increase (decrease) in Cash basis same store EBITDA	7.6%	(2.3%)

Results of Operations – Year Ended December 31, 2013 Compared to December 31, 2012

Revenues

Our revenues, which consist primarily of property rentals (including hotel and trade show revenues), tenant expense reimbursements, and fee and other income, were $2,299,176,000 in the year ended December 31, 2013, compared to $2,332,724,000 in the year ended December 31, 2012, a decrease of $33,548,000. Below are the details of the (decrease) increase by segment:

(Amounts in thousands)

(Decrease) increase due to:	Total		New York		Washington, DC	Other
Property rentals:
Acquisitions and other	$74,893		$75,004		$462	$(573)
Properties placed into / taken out of
service for redevelopment	(3,506)		(1,138)		(2,333)	(35)
Same store operations	37,754		44,576		(15,267)	8,445
	109,141		118,442		(17,138)	7,837

Tenant expense reimbursements:
Acquisitions and other	3,015		2,715		(604)	904
Properties placed into / taken out of
service for redevelopment	(132)		(402)		193	77
Same store operations	16,799		8,385		2,443	5,971
	19,682		10,698		2,032	6,952

Cleveland Medical Mart development project	(198,865)	(1)	-		-	(198,865)	(1)

Fee and other income:
BMS cleaning fees	(1,079)		(9,208)		-	8,129	(2)
Management and leasing fees	4,355		4,177		1,691	(1,513)
Lease termination fees	30,343		25,333	(3)	983	4,027	(4)
Other income	2,875		1,995		(435)	1,315
	36,494		22,297		2,239	11,958

Total (decrease) increase in revenues	$(33,548)		$151,437		$(12,867)	$(172,118)

(1)	Due to the completion of the project. This decrease in revenue is substantially offset by a decrease in development costs expensed in the period. See note (3) on page 28.

(2)	Represents the change in the elimination of intercompany fees from operating segments upon consolidation. See note (2) on page 28.

(3)	Primarily due to a $19,500 termination fee from a tenant at 1290 Avenue of the Americas recognized during the third quarter of 2013.

(4)	Primarily due to $3,000 in 2013 from the termination of our subsidiaries' agreements with Cuyahoga County to operate the Cleveland Medical Mart Convention Center.

Results of Operations – Year Ended December 31, 2013 Compared to December 31, 2012 - continued

Expenses

Our expenses, which consist primarily of operating (including hotel and trade show expenses), depreciation and amortization and general and administrative expenses, were $1,624,625,000 in the year ended December 31, 2013, compared to $1,738,381,000 in the year ended December 31, 2012, a decrease of $113,756,000. Below are the details of the (decrease) increase by segment:

(Amounts in thousands)

(Decrease) increase due to:	Total		New York	Washington, DC	Other
Operating:
Acquisitions and other	$25,000		$26,583	$-	$(1,583)
Properties placed into / taken out of
service for redevelopment	(5,760)		(1,933)	(992)	(2,835)
Non-reimbursable expenses, including
bad-debt reserves	(542)		(3,366)	-	2,824
BMS expenses	(4,151)		(7,889)	-	3,738	(2)
Same store operations	22,381		20,812	2,045	(476)
	36,928		34,207	1,053	1,668

Depreciation and amortization:
Acquisitions and other	40,673		41,047	-	(374)
Properties placed into / taken out of
service for redevelopment	(15,330)		(552)	(16,177)	1,399
Same store operations	739		(2,955)	2,369	1,325
	26,082		37,540	(13,808)	2,350

General and administrative:
Mark-to-market of deferred compensation
plan liability (1)	3,827		-	-	3,827
Non-same store	9,244		-	-	9,244
Same store operations	(2,899)		3,188	385	(6,472)
	10,172		3,188	385	6,599

Cleveland Medical Mart development project	(194,409)	(3)	-	-	(194,409)	(3)

Impairment losses, acquisition related costs
and tenant buy-outs	7,471		-	-	7,471

Total (decrease) increase in expenses	$(113,756)		$74,935	$(12,370)	$(176,321)

(1)

This increase in expense is entirely offset by a corresponding increase in income from the mark-to-market of the deferred compensation plan assets, a component of “interest and other investment income (loss), net” on our consolidated statements of income.

(2)	Represents the change in the elimination of intercompany fees from operating segments upon consolidation. See note (2) on page 27.

(3)	Due to the completion of the project. This decrease in expense is offset by the decrease in development revenue in the period. See note (1) on page 27.

Results of Operations – Year Ended December 31, 2013 Compared to December 31, 2012 - continued

(Loss) Income Applicable to Toys

In the year ended December 31, 2013, we recognized a net loss of $362,377,000 from our investment in Toys, comprised of (i) $128,919,000 for our share of Toys’ net loss and (ii) $240,757,000 non-cash impairment losses, partially offset by (iii) $7,299,000 of management fee income.  In the year ended December 31, 2012, we recognized net income of $14,859,000 from our investment in Toys, comprised of (i) $45,267,000 for our share of Toys’ net income and (ii) $9,592,000 of management fee income, partially offset by a (iii) $40,000,000 non-cash impairment loss.

At December 31, 2012, we estimated that the fair value of our investment was $40,000,000 less than the carrying amount of $518,041,000 and concluded that the decline in the value of our investment was “other-than-temporary” based on, among other factors, compression of earnings multiples of comparable retailers and our inability to forecast a recovery in the near term.  Accordingly, we recognized a non-cash impairment loss of $40,000,000 in the fourth quarter of 2012.

In the first quarter of 2013, we recognized our share of Toys’ fourth quarter net income of $78,542,000 and a corresponding non-cash impairment loss of the same amount to continue to carry our investment at fair value.

At December 31, 2013, we estimated that the fair value of our investment in Toys was approximately $80,062,000 ($83,224,000 including $3,162,000 for our share of Toys’ accumulated other comprehensive income), or $162,215,000 less than the carrying amount after recognizing our share of Toys’ third quarter net loss in our fourth quarter.  In determining the fair value of our investment, we considered, among other inputs, a December 31, 2013 third-party valuation of Toys.  As of December 31, 2013, we have concluded that the decline in the value of our investment was “other-than-temporary” based on, among other factors, Toys’ 2013 holiday sales results, compression of earnings multiples of comparable retailers and our inability to forecast a recovery in the near term.  Accordingly, we recognized an additional non-cash impairment loss of $162,215,000 in the fourth quarter of 2013.

Income from Partially Owned Entities

Summarized below are the components of income from partially owned entities for the years ended December 31, 2013 and 2012.

	Percentage	For the Year Ended
	Ownership at	December 31,
(Amounts in thousands)	December 31, 2013	2013	2012
Equity in Net Income (Loss):
Alexander's (1)	32.4%	$24,402	$218,391
India real estate ventures	4.1%-36.5%	(3,533)	(5,008)
Partially owned office buildings (2)	Various	(4,212)	(3,770)
Other investments(3) (4)	Various	(10,817)	103,644
LNR (5)	n/a	18,731	66,270
Lexington (6)	n/a	(979)	28,740
		$23,592	$408,267

(1)		2012 includes $186,357 of income comprised of (i) a $179,934 net gain and (ii) $6,423 of commissions in connection with the sale of real estate.

(2)		Includes interests in 280 Park Avenue, 650 Madison Avenue, One Park Avenue, 666 Fifth Avenue (Office), 330 Madison Avenue and others.

(3)		Includes interests in Independence Plaza, Monmouth Mall, 85 Tenth Avenue, Fashion Center Mall, 50-70 West 93rd Street and others.

(4)

2012 includes $105,366 of income from Independence Plaza comprised of (i) $60,396 from the accelerated amortization of discount on investment in the subordinated debt of the property and (ii) a $44,970 purchase price fair value adjustment from the exercise of a warrant to acquire 25% of the equity interest in the property.

(5)		On April 19, 2013, LNR was sold.

(6)

2012 includes a $28,763 net gain resulting primarily from Lexington's stock issuances. In the first quarter of 2013, we began accounting for our investment in Lexington as a marketable equity security - available for sale.

Results of Operations – Year Ended December 31, 2013 Compared to December 31, 2012 - continued

Income from Real Estate Fund

Below are the components of the income from our Real Estate Fund for the years ended December 31, 2013 and 2012.

(Amounts in thousands)	For the Year Ended December 31,
	2013	2012
Net investment income	$8,943	$8,575
Net realized gains	8,184	-
Net unrealized gains	85,771	55,361
Income from Real Estate Fund	102,898	63,936
Less income attributable to noncontrolling interests	(53,427)	(39,332)
Income from Real Estate Fund attributable to Vornado (1)	$49,471	$24,604
___________________________________

(1)

Excludes management and leasing fees of $2,992 and $3,278 in the years ended December 31, 2013 and 2012, respectively, which are included as a component of "fee and other income" on our consolidated statements of income.

Interest and Other Investment Loss, net

Interest and other investment loss, net was a loss of $24,887,000 in the year ended December 31, 2013, compared to a loss of  $261,200,000 in the year ended December 31, 2012, a decrease in loss of $236,313,000. This decrease resulted from:

(Amounts in thousands)
Non-cash impairment loss on J.C. Penney common shares ($39,487 in 2013, compared to
$224,937 in 2012)	$185,450
J.C. Penney derivative position ($33,487 mark-to-market loss in 2013, compared to a $75,815
mark-to-market loss in 2012)	42,328
Higher interest on mezzanine loans receivable	5,634
Increase in the value of investments in our deferred compensation plan (offset by a corresponding
increase in the liability for plan assets in general and administrative expenses)	3,827
Lower dividends and interest on marketable securities	(533)
Other, net	(393)
$236,313

Interest and Debt Expense

Interest and debt expense was $425,782,000 in the year ended December 31, 2013, compared to $431,235,000 in the year ended December 31, 2012, a decrease of $5,453,000.  This decrease was primarily due to (i) $25,502,000 of higher capitalized interest, (ii) $4,738,000 of interest savings from the restructuring of the Skyline properties mortgage loan in the fourth quarter of 2013, and (iii) $2,873,000 of interest savings due to lower fees and amounts outstanding on the revolving credit facilities, partially offset by (iv) interest expense of $12,319,000 from the financing of the retail condominium at 666 Fifth Avenue in the first quarter of 2013, (v) an $8,436,000 prepayment penalty in connection with the refinancing of Eleven Penn Plaza, and (vi) interest expense of $6,855,000 from the financing of 1290 Avenue of the Americas in the fourth quarter of 2012.

Net Gain on Disposition of Wholly Owned and Partially Owned Assets

Net gain on disposition of wholly owned and partially owned assets was $2,030,000 in year ended December 31, 2013 (comprised primarily of net gains from the sale of marketable securities, land parcels (including Harlem Park), and residential condominiums aggregating $56,868,000, partially offset by a $54,914,000 net loss on sale of J.C. Penney common shares), compared to $4,856,000, in the year ended December 31, 2012 (comprised of net gains from the sale of marketable securities, land parcels and residential condominiums).

Results of Operations – Year Ended December 31, 2013 Compared to December 31, 2012 - continued

Income Tax Benefit (Expense)

Income tax benefit (expense) was a benefit of $8,717,000 in the year ended December 31, 2013, compared to an expense of $8,132,000 in the year ended December 31, 2012 a decrease in expense of $16,849,000. This decrease resulted primarily from a reversal of previously accrued deferred tax liabilities in the current year due to a change in the effective tax rate resulting from an amendment of the Washington, DC Unincorporated Business Tax Statute.

Income from Discontinued Operations

The table below sets forth the combined results of operations of assets related to discontinued operations for the years ended December 31, 2013 and 2012.

	For the Year Ended December 31,
(Amounts in thousands)	2013	2012

Total revenues	$499,964	$581,392
Total expenses	312,675	418,653
	187,289	162,739
Net gains on sales of real estate	414,502	245,799
Impairment losses	(37,170)	(127,839)
Gain on sale of Canadian Trade Shows, net of $11,448 of income taxes	-	19,657
Gain on sale of assets other than real estate	1,377	8,491
Income from discontinued operations	$565,998	$308,847

Net Income Attributable to Noncontrolling Interests in Consolidated Subsidiaries

Net income attributable to noncontrolling interests in consolidated subsidiaries was $63,952,000 in the year ended December 31, 2013, compared to $32,018,000 in the year ended December 31, 2012, an increase of $31,934,000.  This increase resulted primarily from (i) $14,095,000 of higher net income allocated to the noncontrolling interests of our Real Estate Fund, (ii) $13,222,000 of lower income in the prior year resulting from a priority return on our investment in 1290 Avenue of the Americas and 555 California Street, and (iii) $2,909,000 of income allocated to the noncontrolling interest for its share of the net gain on sale of a retail property in Tampa, Florida.

Net Income Attributable to Noncontrolling Interests in the Operating Partnership

Net income attributable to noncontrolling interests in the Operating Partnership was $23,659,000 in the year ended December 31, 2013, compared to $35,327,000 in the year ended December 31, 2012, a decrease of $11,668,000.  This decrease resulted primarily from lower net income subject to allocation to unitholders.

Preferred Unit Distributions of the Operating Partnership

Preferred unit distributions of the Operating Partnership were $1,158,000 in the year ended December 31, 2013, compared to $9,936,000 in the year ended December 31, 2012, a decrease of $8,778,000.  This decrease resulted primarily from the redemption of the 6.875% Series D-15 cumulative redeemable preferred units in May 2013, and the 7.0% Series D-10 and 6.75% Series D-14 cumulative redeemable preferred units in July 2012.

Results of Operations – Year Ended December 31, 2013 Compared to December 31, 2012 - continued

Preferred Share Dividends

Preferred share dividends were $82,807,000 in the year ended December 31, 2013, compared to $76,937,000 in the year ended December 31, 2012, an increase of $5,870,000.  This increase resulted from the issuance of $300,000,000 of 5.70% Series K cumulative redeemable preferred shares in July 2012 and $300,000,000 of 5.40% Series L cumulative redeemable preferred shares in January 2013, partially offset by the redemption of $262,500,000 of 6.75% Series F and Series H cumulative redeemable preferred shares in February 2013 and $75,000,000 of 7.0% Series E cumulative redeemable preferred shares in August 2012.

Preferred Unit and Share Redemptions

In the year ended December 31, 2013, we recognized $1,130,000 of expense in connection with preferred unit and share redemptions, comprised of $9,230,000 of expense from the redemption of the 6.75% Series F and Series H cumulative redeemable preferred shares in February 2013, partially offset by an $8,100,000 discount from the redemption of all of the 6.875% Series D-15 cumulative redeemable preferred units in May 2013. In the year ended December 31, 2012, we recognized an $8,948,000 discount primarily from the redemption of all of the 7.0% Series D-10 and 6.75% Series D-14 cumulative redeemable preferred units.

Results of Operations – Year Ended December 31, 2013 Compared to December 31, 2012 - continued

Same Store EBITDA

Below is the reconciliation of EBITDA to same store EBITDA for each of our segments for the year ended December 31, 2013, compared to the year ended December 31, 2012.

(Amounts in thousands)	New York	Washington, DC

EBITDA for the year ended December 31, 2013	$1,079,682	$341,223
Add-back:
Non-property level overhead expenses included above	29,206	27,630
Less EBITDA from:
Acquisitions	(67,613)	-
Dispositions, including net gains on sale	(160,232)	(150)
Properties taken out-of-service for redevelopment	(20,050)	(4,457)
Other non-operating income	(27,418)	(1,129)
Same store EBITDA for the year ended December 31, 2013	$833,575	$363,117

EBITDA for the year ended December 31, 2012	$1,017,859	$532,412
Add-back:
Non-property level overhead expenses included above	26,096	27,237
Less EBITDA from:
Acquisitions	(4,131)	-
Dispositions, including net gains on sale	(221,076)	(176,052)
Properties taken out-of-service for redevelopment	(20,056)	(9,319)
Other non-operating income	(6,790)	(838)
Same store EBITDA for the year ended December 31, 2012	$791,902	$373,440

Increase (decrease) in same store EBITDA -
Year ended December 31, 2013 vs. December 31,2012(1)	$41,673	$(10,323)

% increase (decrease) in same store EBITDA	5.3%	(2.8%)

(1) See notes on following page.

Results of Operations – Year Ended December 31, 2013 Compared to December 31, 2012 - continued

Notes to preceding tabular information:

New York:

The $41,673,000 increase in New York same store EBITDA resulted primarily from increases in Office and Retail of $29,693,000 and $9,229,000, respectively.  The Office increase resulted primarily from higher (i) rental revenue of $13,983,000 (primarily due to a $1.85 increase in average annual rents per square foot) and (ii) signage revenue and management and leasing fees of $16,037,000. The Retail increase resulted primarily from higher rental revenue of $10,414,000, (primarily due to a $9.35 increase in average annual rents per square foot).

Washington, DC:

The $10,323,000 decrease in Washington, DC same store EBITDA resulted primarily from lower rental revenue of $15,267,000, primarily due to a 330 basis point decrease in office average same store occupancy to 82.8% from 86.1%, a significant portion of which resulted from the effects of BRAC related move-outs and the sluggish leasing environment in the Washington, DC / Northern Virginia area (see page 11 for details).

Reconciliation of Same Store EBITDA to Cash basis Same Store EBITDA

(Amounts in thousands)	New York	Washington, DC

Same store EBITDA for the year ended December 31, 2013	$833,575	$363,117
Less: Adjustments for straight line rents, amortization of acquired
below-market leases, net, and other non-cash adjustments	(105,981)	(10,181)
Cash basis same store EBITDA for the year ended December 31, 2013	$727,594	$352,936

Same store EBITDA for the year ended December 31, 2012	$791,902	$373,440
Less: Adjustments for straight line rents, amortization of acquired
below-market leases, net, and other non-cash adjustments	(115,711)	(6,484)
Cash basis same store EBITDA for the year ended December 31, 2012	$676,191	$366,956

Increase (decrease) in Cash basis same store EBITDA -
Year ended December 31, 2013 vs. December 31, 2012	$51,403	$(14,020)

% increase (decrease) in Cash basis same store EBITDA	7.6%	(3.8%)

Supplemental Information

Net Income and EBITDA by Segment for the Three Months Ended December 31, 2014 and 2013

Below is a summary of net income and a reconciliation of net income to EBITDA(1) by segment for the three months ended December 31, 2014 and 2013.

(Amounts in thousands)	For the Three Months Ended December 31, 2014
	Total	New York		Washington, DC		Other
Total revenues	$597,010	$400,159		$133,506		$63,345
Total expenses	423,765	243,739		92,720		87,306
Operating income (loss)	173,245	156,420		40,786		(23,961)
Income from partially owned entities, including Toys	19,295	4,329		1,248		13,718
Income from Real Estate Fund	20,616	-		-		20,616
Interest and other investment income, net	9,938	1,822		90		8,026
Interest and debt expense	(111,713)	(48,457)		(18,703)		(44,553)
Net gain on disposition of wholly owned and partially owned
owned assets	363	-		-		363
Income (loss) before income taxes	111,744	114,114		23,421		(25,791)
Income tax expense	(2,498)	(1,308)		(196)		(994)
Income (loss) from continuing operations	109,246	112,806		23,225		(26,785)
Income from discontinued operations	466,740	445,762		-		20,978
Net income (loss)	575,986	558,568		23,225		(5,807)
Less net income attributable to noncontrolling interests	(42,383)	(1,423)		-		(40,960)
Net income (loss) attributable to Vornado	533,603	557,145		23,225		(46,767)
Interest and debt expense(2)	143,674	61,809		21,979		59,886
Depreciation and amortization(2)	155,921	83,199		37,486		35,236
Income tax expense(2)	2,759	1,326		200		1,233
EBITDA(1)	$835,957	$703,479	(3)	$82,890	(4)	$49,588	(5)

_________________________

See notes on pages 37 and 38.

Supplemental Information – continued

Net Income and EBITDA by Segment for the Three Months Ended December 31, 2014 and 2013 - continued

(Amounts in thousands)	For the Three Months Ended December 31, 2013
	Total	New York		Washington, DC		Other
Total revenues	$570,977	$370,040		$134,509		$66,428
Total expenses	410,465	222,117		89,095		99,253
Operating income (loss)	160,512	147,923		45,414		(32,825)
(Loss) income from partially owned entities, including Toys	(293,165)	1,507		(423)		(294,249)
Income from Real Estate Fund	28,951	-		-		28,951
Interest and other investment income, net	8,188	1,418		30		6,740
Interest and debt expense	(107,170)	(56,538)		(18,927)		(31,705)
Net gain on disposition of wholly owned and partially
owned assets	23,988	-		-		23,988
(Loss) income before income taxes	(178,696)	94,310		26,094		(299,100)
Income tax benefit (expense)	13,409	(1,496)		15,980		(1,075)
(Loss) income from continuing operations	(165,287)	92,814		42,074		(300,175)
Income (loss) from discontinued operations	126,528	135,528		-		(9,000)
Net (loss) income	(38,759)	228,342		42,074		(309,175)
Less net income attributable to noncontrolling interests	(9,760)	(1,268)		-		(8,492)
Net (loss) income attributable to Vornado	(48,519)	227,074		42,074		(317,667)
Interest and debt expense(2)	207,424	73,066		22,416		111,942
Depreciation and amortization(2)	183,685	73,694		36,610		73,381
Income tax expense (benefit)(2)	8,270	1,558		(17,841)		24,553
EBITDA(1)	$350,860	$375,392	(3)	$83,259	(4)	$(107,791)	(5)

_________________________

See notes on pages 37 and 38.

Supplemental Information – continued

Net Income and EBITDA by Segment for the Three Months Ended December 31, 2014 and 2013 - continued

	Notes to preceding tabular information:

(1)

EBITDA represents "Earnings Before Interest, Taxes, Depreciation and Amortization." We consider EBITDA a supplemental measure for making decisions and assessing the unlevered performance of our segments as it relates to the total return on assets as opposed to the levered return on equity. As properties are bought and sold based on a multiple of EBITDA, we utilize this measure to make investment decisions as well as to compare the performance of our assets to that of our peers. EBITDA should not be considered a substitute for net income. EBITDA may not be comparable to similarly titled measures employed by other companies.

(2)

Interest and debt expense, depreciation and amortization and income tax expense (benefit) in the reconciliation of net income (loss) to EBITDA includes our share of these items from partially owned entities.

(3)	The elements of "New York" EBITDA are summarized below.
		For the Three Months Ended December 31,
	(Amounts in thousands)	2014	2013
	Office(a)	$604,982	$283,092
	Retail(b)	75,959	69,414
	Alexander's (c)	10,658	11,069
	Hotel Pennsylvania	11,880	11,817
	Total New York	$703,479	$375,392

	(a)

2014 and 2013 includes EBITDA from discontinued operations, net gains on sale of real estate and other items that affect comparability, aggregating $445,464 and $135,064, respectively. Excluding these items, EBITDA was $159,518 and $148,028, respectively.

	(b)

2014 and 2013 includes EBITDA from discontinued operations, net gains on sale of real estate and other items that affect comparability, aggregating $464 and $484, respectively. Excluding these items, EBITDA was $75,495 and $68,930, respectively.

	(c)

2014 and 2013 includes EBITDA from discontinued operations, net gains on sale of real estate and other items that affect comparability, aggregating $171 and $730, respectively. Excluding these items, EBITDA was $10,487 and $10,339, respectively.

(4)	The elements of "Washington, DC" EBITDA are summarized below.
		For the Three Months Ended December 31,
	(Amounts in thousands)	2014	2013
	Office, excluding the Skyline Properties	$66,641	$65,910
	Skyline properties	5,880	6,953
	Total Office	72,521	72,863
	Residential	10,369	10,396
	Total Washington, DC	$82,890	$83,259

Supplemental Information – continued

Net Income and EBITDA by Segment for the Three Months Ended December 31, 2014 and 2013 - continued

	Notes to preceding tabular information:

(5)	The elements of "other" EBITDA from continuing operations are summarized below.
		For the Three Months
	(Amounts in thousands)	Ended December 31,
		2014	2013
	Our share of Real Estate Fund:
	Income before net realized/unrealized gains	$1,380	$2,015
	Net realized/unrealized gains on investments	4,646	6,574
	Carried interest	3,079	6,256
	Total	9,105	14,845
	The Mart and trade shows	18,598	20,038
	555 California Street	13,278	10,296
	India real estate ventures	1,860	1,133
	Our share of Toys "R" Us	606	(176,808)
	Other investments	5,845	7,183
		49,292	(123,313)
	Corporate general and administrative expenses(a)	(22,977)	(23,850)
	Investment income and other, net(a)	8,901	7,372
	Urban Edge Properties and residual retail properties discontinued operations(b)	50,604	23,295
	Acquisition and transaction related costs, and impairment losses	(12,763)	(18,088)
	Our share of debt satisfaction gains and net gains on sale of real estate
	of partially owned entities	13,000	-
	Our share of impairment losses of partially owned entities	(5,771)	-
	Net gain on sale of land parcels and residential condominiums	363	23,988
	Severance costs (primarily reduction in force at the Mart)	-	(1,338)
	Net (income) loss attributable to noncontrolling interests in the Operating Partnership	(31,049)	4,155
	Preferred unit distributions of the Operating Partnership	(12)	(12)
		$49,588	$(107,791)

	(a)

The amounts in these captions (for this table only) exclude income/expense from the mark-to-market of our deferred compensation plan of $3,425 and $4,429 for the three months ended December 31, 2014 and 2013, respectively.

	(b)	The three months ended December 31, 2014, includes $5,612 of transaction costs related to the spin-off of our strip shopping centers and malls.

Supplemental Information – continued

Net Income and EBITDA by Segment for the Three Months Ended December 31, 2014 and 2013 - continued

EBITDA by Region

Below is a summary of the percentages of EBITDA by geographic region, excluding discontinued operations and other items that affect comparability.

	For the Three Months
	Ended December 31,
	2014	2013
Region:
New York City metropolitan area	69%	67%
Washington, DC / Northern Virginia area	22%	24%
Chicago, IL	5%	6%
San Francisco, CA	4%	3%
	100%	100%

Supplemental Information – continued

Three Months Ended December 31, 2014 Compared to December 31, 2013

Same Store EBITDA

Same store EBITDA represents EBITDA from property level operations which are owned by us in both the current and prior year reporting periods.  Same store EBITDA excludes segment-level overhead expenses, which are expenses that we do not consider to be property-level expenses, as well as other non-operating items.  We also present same store EBITDA on a cash basis (which excludes income from the straight-lining of rents, amortization of below-market leases, net of above-market leases and other non-cash adjustments).  We present these non-GAAP measures to (i) facilitate meaningful comparisons of the operational performance of our properties and segments, (ii) make decisions on whether to buy, sell or refinance properties, and (iii) compare the performance of our properties and segments to those of our peers.  Same store EBITDA should not be considered as an alternative to net income or cash flow from operations and may not be comparable to similarly titled measures employed by other companies.

Below is the reconciliation of EBITDA to same store EBITDA for each of our segments for the three months ended December 31, 2014, compared to the three months ended December 31, 2013.

(Amounts in thousands)	New York	Washington, DC

EBITDA for the three months ended December 31, 2014	$703,479	$82,890
Add-back:
Non-property level overhead expenses included above	6,055	6,866
Less EBITDA from:
Acquisitions	(9,711)	-
Dispositions, including net gains on sale	(445,928)	(1,785)
Properties taken out-of-service for redevelopment	(8,761)	(47)
Other non-operating income	(2,467)	(1,336)
Same store EBITDA for the three months ended December 31, 2014	$242,667	$86,588

EBITDA for the three months ended December 31, 2013	$375,392	$83,259
Add-back:
Non-property level overhead expenses included above	7,318	6,848
Less EBITDA from:
Acquisitions	(4,525)	-
Dispositions, including net gains on sale	(135,548)	(33)
Properties taken out-of-service for redevelopment	(5,269)	(1,124)
Other non-operating income	(2,442)	(316)
Same store EBITDA for the three months ended December 31, 2013	$234,926	$88,634

Increase (decrease) in GAAP basis same store EBITDA -
Three months ended December 31, 2014 vs. December 31, 2013	$7,741	$(2,046)

% increase (decrease) in same store EBITDA	3.3%	(2.3%)

Supplemental Information – continued

Three Months Ended December 31, 2014 Compared to December 31, 2013 - continued

Reconciliation of Same Store EBITDA to Cash basis Same Store EBITDA

(Amounts in thousands)	New York	Washington, DC

Same store EBITDA for the three months ended December 31, 2014	$242,667	$86,588
Less: Adjustments for straight line rents, amortization of acquired
below-market leases, net, and other non-cash adjustments	(24,299)	(3,142)
Cash basis same store EBITDA for the three months ended
December 31, 2014	$218,368	$83,446

Same store EBITDA for the three months ended December 31, 2013	$234,926	$88,634
Less: Adjustments for straight line rents, amortization of acquired
below-market leases, net, and other non-cash adjustments	(33,195)	(1,909)
Cash basis same store EBITDA for the three months ended
December 31, 2013	$201,731	$86,725

Increase (decrease) in Cash basis same store EBITDA -
Three months ended December 31, 2014 vs. December 31, 2013	$16,637	$(3,279)

% increase (decrease) in Cash basis same store EBITDA	8.2%	(3.8%)

Supplemental Information – continued

Three Months Ended December 31, 2014 Compared to September 30, 2014

Below is the reconciliation of Net Income to EBITDA for the three months ended September 30, 2014.

(Amounts in thousands)	New York	Washington, DC
Net income attributable to Vornado for the three months ended
September 30, 2014	$112,381	$24,955
Interest and debt expense	58,010	22,208
Depreciation and amortization	79,446	36,411
Income tax expense	746	145
EBITDA for the three months ended September 30, 2014	$250,583	$83,719

Below is the reconciliation of EBITDA to same store EBITDA for each of our segments for the three months ended December 31, 2014, compared to the three months ended September 30, 2014.

(Amounts in thousands)	New York	Washington, DC

EBITDA for the three months ended December 31, 2014	$703,479	$82,890
Add-back:
Non-property level overhead expenses included above	6,055	6,866
Less EBITDA from:
Acquisitions	(4,191)	-
Dispositions, including net gains on sale	(445,929)	(1,785)
Properties taken out-of-service for redevelopment	(8,761)	(47)
Other non-operating income	(2,467)	(1,336)
Same store EBITDA for the three months ended December 31, 2014	$248,186	$86,588

EBITDA for the three months ended September 30, 2014	$250,583	$83,719
Add-back:
Non-property level overhead expenses included above	7,986	6,454
Less EBITDA from:
Acquisitions	50	-
Dispositions, including net gains on sale	(5,851)	(73)
Properties taken out-of-service for redevelopment	(5,897)	(400)
Other non-operating income	(3,078)	(421)
Same store EBITDA for the three months ended September 30, 2014	$243,793	$89,279

Increase (decrease) in same store EBITDA -
Three months ended December 31, 2014 vs. September 30, 2014	$4,393	$(2,691)

% increase (decrease) in same store EBITDA	1.8%	(3.0%)

Supplemental Information – continued

Three Months Ended December 31, 2014 Compared to September 30, 2014 - continued

Reconciliation of Same Store EBITDA to Cash basis Same Store EBITDA

(Amounts in thousands)	New York	Washington, DC

Same store EBITDA for the three months ended December 31, 2014	$248,186	$86,588
Less: Adjustments for straight line rents, amortization of acquired
below-market leases, net, and other non-cash adjustments	(25,692)	(3,142)
Cash basis same store EBITDA for the three months ended
December 31, 2014	$222,494	$83,446

Same store EBITDA for the three months ended September 30, 2014	$243,793	$89,279
Less: Adjustments for straight line rents, amortization of acquired
below-market leases, net, and other non-cash adjustments	(31,353)	(2,918)
Cash basis same store EBITDA for the three months ended
September 30, 2014	$212,440	$86,361

Increase (decrease) in Cash basis same store EBITDA -
Three months ended December 31, 2014 vs. September 30, 2014	$10,054	$(2,915)

% increase (decrease) in Cash basis same store EBITDA	4.7%	(3.4%)

Related Party Transactions

Alexander’s

We own 32.4% of Alexander’s. Steven Roth, the Chairman of our Board and Chief Executive Officer is also the Chairman of the Board and Chief Executive Officer of Alexander’s.  We provide various services to Alexander’s in accordance with management, development and leasing agreements.  These agreements are described in Note 6 - Investments in Partially Owned Entities to our consolidated financial statements in this Annual Report on Form 10-K.

On January 15, 2015, we completed the spin-off of 79 strip shopping centers, three malls, a warehouse park and $225,000,000 of cash to UE and the transfer of all of the employees responsible for the management and leasing of those assets.   In addition, we entered into agreements with UE to provide management and leasing services, on our behalf, for Alexander’s Rego Park retail assets.  Fees for these services are similar to the fees we are receiving from Alexander’s as described in Note 6 - Investments in Partially Owned Entities to our consolidated financial statements in this Annual Report on Form 10-K.

Interstate Properties (“Interstate”)

Interstate is a general partnership in which Mr. Roth is the managing general partner. David Mandelbaum and Russell B. Wight, Jr., Trustees of Vornado and Directors of Alexander’s, are Interstate’s two other partners. As of December 31, 2014, Interstate and its partners beneficially owned an aggregate of approximately 6.6% of the common shares of beneficial interest of Vornado and 26.3% of Alexander’s common stock.

We manage and lease the real estate assets of Interstate pursuant to a management agreement for which we receive an annual fee equal to 4% of annual base rent and percentage rent.  The management agreement has a term of one year and is automatically renewable unless terminated by either of the parties on 60 days’ notice at the end of the term.  We believe, based upon comparable fees charged by other real estate companies, that the management agreement terms are fair to us.  We earned $535,000, $606,000, and $794,000 of management fees under the agreement for the years ended December 31, 2014, 2013 and 2012.

On January 15, 2015, we completed the spin-off of 79 strip shopping centers, three malls, a warehouse park and $225,000,000 of cash to UE and the transfer of all of the employees responsible for the management and leasing of those assets.   In addition, we entered into agreements with UE to provide management and leasing services, on our behalf, for Interstate’s properties.   Fees for these services are similar to the fees we are receiving from Interstate described above.

Liquidity and Capital Resources

Property rental income is our primary source of cash flow and is dependent upon the occupancy and rental rates of our properties. Our cash requirements include property operating expenses, capital improvements, tenant improvements, debt service, leasing commissions, dividends to shareholders and distributions to unitholders of the Operating Partnership, as well as acquisition and development costs.    Other sources of liquidity to fund cash requirements include proceeds from debt financings, including mortgage loans, senior unsecured borrowings, and our revolving credit facilities; proceeds from the issuance of common and preferred equity; and asset sales.

We anticipate that cash flow from continuing operations over the next twelve months will be adequate to fund our business operations, cash distributions to unitholders of the Operating Partnership, cash dividends to shareholders, debt amortization and recurring capital expenditures.  Capital requirements for development expenditures and acquisitions may require funding from borrowings and/or equity offerings.

We may from time to time purchase or retire outstanding debt securities.  Such purchases, if any, will depend on prevailing market conditions, liquidity requirements and other factors.  The amounts involved in connection with these transactions could be material to our consolidated financial statements.

Dividends

On January 21, 2015, we declared a quarterly common dividend of $0.63 per share (an indicated annual rate of $2.52 per common share).  This dividend, if continued for all of 2015, would require us to pay out approximately $474,000,000 of cash for common share dividends.  In addition, during 2015, we expect to pay approximately $82,000,000 of cash dividends on outstanding preferred shares and approximately $29,000,000 of cash distributions to unitholders of the Operating Partnership.

Financing Activities and Contractual Obligations

We have an effective shelf registration for the offering of our equity and debt securities that is not limited in amount due to our status as a “well-known seasoned issuer.”  We have issued senior unsecured notes from a shelf registration statement that contain financial covenants that restrict our ability to incur debt, and that require us to maintain a level of unencumbered assets based on the level of our secured debt.  Our revolving credit facilities contain financial covenants that require us to maintain minimum interest coverage and maximum debt to market capitalization ratios, and provide for higher interest rates in the event of a decline in our ratings below Baa3/BBB.  Our revolving credit facilities also contain customary conditions precedent to borrowing, including representations and warranties, and contain customary events of default that could give rise to accelerated repayment, including such items as failure to pay interest or principal.  As of December 31, 2014, we are in compliance with all of the financial covenants required by our senior unsecured notes and our revolving credit facilities.

As of December 31, 2014, we had $1,198,477,000 of cash and cash equivalents and $2,460,448,000 of borrowing capacity under our revolving credit facilities, net of outstanding borrowings and letters of credit of $0 and $39,552,000, respectively.  A summary of our consolidated debt as of December 31, 2014 and 2013 is presented below.

	2014		2013
(Amounts in thousands)		Weighted		Weighted
	December 31,	Average	December 31,	Average
Consolidated debt:	Balance	Interest Rate	Balance	Interest Rate
Variable rate	$1,763,769	2.20%	$987,730	2.00%
Fixed rate	7,846,555	4.36%	7,790,226	4.77%
	$9,610,324	3.97%	$8,777,956	4.46%

During 2015, $730,636,000 of our outstanding debt matures; we may refinance this maturing debt as it comes due or choose to repay it using cash and cash equivalents or our revolving credit facilities.  We may also refinance or prepay other outstanding debt depending on prevailing market conditions, liquidity requirements and other factors.  The amounts involved in connection with these transactions could be material to our consolidated financial statements.

Liquidity and Capital Resources – continued

Financing Activities and Contractual Obligations – continued

Below is a schedule of our contractual obligations and commitments at December 31, 2014.

(Amounts in thousands)		Less than
Contractual cash obligations (principal and interest(1)):	Total	1 Year	1 – 3 Years	3 – 5 Years	Thereafter
Notes and mortgages payable	$9,890,203	$729,194	$2,529,423	$1,584,971	$5,046,615
Operating leases	1,362,024	29,060	60,716	63,765	1,208,483
Senior unsecured notes due 2019	500,625	11,250	22,500	466,875	-
Senior unsecured notes due 2022	540,833	20,000	40,000	40,000	440,833
Senior unsecured notes due 2015	505,313	505,313	-	-	-
Capital lease obligations	397,292	12,500	25,000	25,000	334,792
Purchase obligations, primarily construction commitments	650,166	325,083	325,083	-	-
Total contractual cash obligations	$13,846,456	$1,632,400	$3,002,722	$2,180,611	$7,030,723

Commitments:
Capital commitments to partially owned entities	$104,050	$90,277	$13,773	$-	$-
Standby letters of credit	39,552	39,552	-	-	-
Total commitments	$143,602	$129,829	$13,773	$-	$-
________________________
(1)	Interest on variable rate debt is computed using rates in effect at December 31, 2014.

Details of 2014 financing activities are provided in the “Overview” of Management’s Discussion and Analysis of Financial Conditions and Results of Operations.  Details of 2013 financing activities are discussed below.

Secured Debt

On February 20, 2013, we completed a $390,000,000 financing of the retail condominium located at 666 Fifth Avenue at 53rd Street, which we had acquired in December 2012.  The 10-year fixed-rate interest only loan bears interest at 3.61%.  This property was previously unencumbered.  The net proceeds from this financing were approximately $387,000,000.

On March 25, 2013, we completed a $300,000,000 financing of the Outlets at Bergen Town Center, a 948,000 square foot shopping center located in Paramus, New Jersey.  The 10-year fixed-rate interest only loan bears interest at 3.56%.  The property was previously encumbered by a $282,312,000 floating-rate loan.

On June 7, 2013, we completed a $550,000,000 refinancing of Independence Plaza, a three-building 1,328 unit residential complex in the Tribeca submarket of Manhattan.  The five-year fixed-rate interest only mortgage loan bears interest at 3.48%.  The property was previously encumbered by a $323,000,000 floating-rate loan.  The net proceeds of $219,000,000, after repaying the existing loan and closing costs, were distributed to the partners, of which our share was $137,000,000.

On October 30, 2013, we completed the restructuring of the $678,000,000 (face amount) 5.74% Skyline properties mortgage loan. The loan was separated into two tranches; a senior $350,000,000 position and a junior $328,000,000 position. The maturity date has been extended from February 2017 to February 2022, with a one-year extension option. The effective interest rate is 2.965%. Amounts expended to re-lease the property are senior to the $328,000,000 junior position.

On November 27, 2013, we completed a $450,000,000 refinancing of Eleven Penn Plaza, a 1.1 million square foot Manhattan office building.  The seven-year fixed-rate interest only loan bears interest at 3.95%. The net proceeds from this refinancing were approximately $107,000,000 after repaying the existing loan and closing costs.

Liquidity and Capital Resources – continued

Unsecured Revolving Credit Facility

On March 28, 2013, we extended one of our two $1.25 billion revolving credit facilities from June 2015 to June 2017, with two six-month extension options. The interest on the extended facility was reduced from LIBOR plus 135 basis points to LIBOR plus 115 basis points. In addition, the facility fee was reduced from 30 basis points to 20 basis points.

Preferred Securities

On January 25, 2013, we sold 12,000,000 5.40% Series L Cumulative Redeemable Preferred Shares at a price of $25.00 per share in an underwritten public offering pursuant to an effective registration statement.  We retained aggregate net proceeds of $290,306,000, after underwriters’ discounts and issuance costs, and contributed the net proceeds to the Operating Partnership in exchange for 12,000,000 Series L Preferred Units (with economic terms that mirror those of the Series L Preferred Shares).

On February 19, 2013, we redeemed all of the outstanding 6.75% Series F Cumulative Redeemable Preferred Shares and 6.75% Series H Cumulative Redeemable Preferred Shares at par, for an aggregate of $262,500,000 in cash, plus accrued and unpaid dividends through the date of redemption.

On May 9, 2013, we redeemed all of the outstanding 6.875% Series D-15 Cumulative Redeemable Preferred Units with an aggregate face amount of $45,000,000 for $36,900,000 in cash, plus accrued and unpaid distributions through the date of redemption.

Acquisitions and Investments

Details of 2014 acquisitions and investments are provided in the “Overview” of Management’s Discussion and Analysis of Financial Conditions and Results of Operations.  Details of 2013 acquisitions and investments are discussed below.

650 Madison Avenue

On September 30, 2013, a joint venture, in which we have a 20.1% interest, acquired 650 Madison Avenue, a 27-story, 594,000 square foot Class A office and retail tower located on Madison Avenue between 59th and 60th Street, for $1.295 billion.  The property contains 523,000 square feet of office space and 71,000 square feet of retail space.  The purchase price was funded with cash and a new $800,000,000 seven-year 4.39% interest-only loan.

655 Fifth Avenue

On October 4, 2013, we acquired a 92.5% interest in 655 Fifth Avenue, a 57,500 square foot retail and office property located at the northeast corner of Fifth Avenue and 52nd Street in Manhattan, for $277,500,000 in cash.

220 Central Park South

On October 15, 2013, we acquired, for $194,000,000 in cash, land and air rights for 137,000 zoning square feet thereby completing the assemblage for our 220 Central Park South development site in Manhattan.

Other

In addition to the above, during 2013, we acquired three Manhattan street retail properties, in separate transactions, for an aggregate of $65,300,000.

Liquidity and Capital Resources – continued

Certain Future Cash Requirements

Capital Expenditures

The following table summarizes anticipated 2015 capital expenditures.

(Amounts in millions, except square foot data)	Total	New York		Washington, DC	Other (2)
Expenditures to maintain assets	$130.0	$60.0	(1)	$27.0	$43.0
Tenant improvements	155.0	54.0		88.0	13.0
Leasing commissions	38.0	24.0		12.0	2.0
Total capital expenditures and leasing
commissions	$323.0	$138.0		$127.0	$58.0

Square feet budgeted to be leased
(in thousands)		1,200		1,800
Weighted average lease term (years)		10		8
Tenant improvements and leasing commissions:
Per square foot		$65.00		$55.00
Per square foot per annum		$6.50		$6.85

(1)	Includes $15.0 related to 2014 that is expected to be expended in 2015.

(2)	Primarily The Mart and 555 California Street.

The table above excludes anticipated capital expenditures of each of our partially owned non-consolidated subsidiaries, as these entities fund their capital expenditures without additional equity contributions from us.

Liquidity and Capital Resources – continued

Development and Redevelopment Expenditures

On March 2, 2014, we entered into an agreement to transfer upon completion, the redeveloped Springfield Town Center, a 1,350,000 square foot mall located in Springfield, Fairfax County, Virginia, to Pennsylvania Real Estate Investment Trust (NYSE: PEI) (“PREIT’) in exchange for $465,000,000 comprised of $340,000,000 of cash and $125,000,000 of PREIT operating partnership units. The incremental development cost of this project was approximately $250,000,000, of which $225,000,000 has been expended as of December 31, 2014. The redevelopment was substantially completed in October 2014 and the transfer of the property to PREIT was completed on March 31, 2015.

We are in the process of redeveloping and substantially expanding the existing retail space at the Marriott Marquis Times Square Hotel, including converting the below grade parking garage into retail, which is expected to be completed by the end of 2015.  Upon completion of the redevelopment, the retail space will include 20,000 square feet on grade and 20,000 square feet below grade.  As part of the redevelopment, we have completed the construction of a six-story, 300 foot wide block front, dynamic LED sign, which was lit for the first time in November 2014. The incremental development cost of this project is approximately $220,000,000, of which $170,000,000 has been expended as of December 31, 2014.

We are constructing a residential condominium tower containing 472,000 zoning square feet on our 220 Central Park South development site. The incremental development cost of this project is approximately $1.0 billion, of which $94,000,000 has been expended as of December 31, 2014. In January 2014, we completed a $600,000,000 loan secured by this site. On August 26, 2014, we obtained a standby commitment for up to $500,000,000 of five-year mezzanine loan financing to fund a portion of the development expenditures at 220 Central Park South.

We are developing The Bartlett, a 699-unit residential project in Pentagon City, which is expected to be completed in 2016. The project will include a 37,000 square foot Whole Foods Market at the base of the building. The incremental development cost of this project is approximately $250,000,000, of which $49,000,000 has been expended as of December 31, 2014.

We plan to redevelop an existing 165,000 square foot office building in Crystal City (2221 S. Clark Street), which we have leased to WeWork, into approximately 250 rental residential units. The incremental development cost of this project is approximately $40,000,000. The redevelopment is expected to be completed in the second half of 2015.

We are in the process of repositioning and re-tenanting 280 Park Avenue (50% owned). Our share of the incremental development cost of this project is approximately $62,000,000, of which $34,700,000 was expended prior to 2014, and $22,000,000 has been expended in 2014.

We are also evaluating other development and redevelopment opportunities at certain of our properties in Manhattan, including the Penn Plaza District, and in Washington, including 1900 Crystal Drive, Rosslyn and Pentagon City.

There can be no assurance that any of our development or redevelopment projects will commence, or if commenced, be completed, or completed on schedule or within budget.

Liquidity and Capital Resources – continued

Insurance

We maintain general liability insurance with limits of $300,000,000 per occurrence and all risk property and rental value insurance with limits of $2.0 billion per occurrence, with sub-limits for certain perils such as floods.  Our California properties have earthquake insurance with coverage of $180,000,000 per occurrence, subject to a deductible in the amount of 5% of the value of the affected property, up to a $180,000,000 annual aggregate. We maintain coverage for terrorism acts with limits of $4.0 billion per occurrence and in the aggregate, and $2.0 billion per occurrence and in the aggregate for terrorism involving nuclear, biological, chemical and radiological (“NBCR”) terrorism events, as defined by Terrorism Risk Insurance Program Reauthorization Act, which expires in December 2020.

Penn Plaza Insurance Company, LLC (“PPIC”), our wholly owned consolidated subsidiary, acts as a re-insurer with respect to a portion of all risk property and rental value insurance and a portion of our earthquake insurance coverage, and as a direct insurer for coverage for NBCR acts.  Coverage for acts of terrorism (excluding NBCR acts) is fully reinsured by third party insurance companies and the Federal government with no exposure to PPIC.  For NBCR acts, PPIC is responsible for a deductible of $3,200,000 and 15% of the balance of a covered loss (16% effective January 1, 2016) and the Federal government is responsible for the remaining 85% of a covered loss (84% effective January 1, 2016).  We are ultimately responsible for any loss incurred by PPIC.

We continue to monitor the state of the insurance market and the scope and costs of coverage for acts of terrorism.  However, we cannot anticipate what coverage will be available on commercially reasonable terms in the future.

Our debt instruments, consisting of mortgage loans secured by our properties which are non-recourse to us, senior unsecured notes and revolving credit agreements contain customary covenants requiring us to maintain insurance. Although we believe that we have adequate insurance coverage for purposes of these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. Further, if lenders insist on greater coverage than we are able to obtain it could adversely affect our ability to finance our properties and expand our portfolio.

Other Commitments and Contingencies

We are from time to time involved in legal actions arising in the ordinary course of business. In our opinion, after consultation with legal counsel, the outcome of such matters is not expected to have a material adverse effect on our financial position, results of operations or cash flows.

Each of our properties has been subjected to varying degrees of environmental assessment at various times. The environmental assessments did not reveal any material environmental contamination. However, there can be no assurance that the identification of new areas of contamination, changes in the extent or known scope of contamination, the discovery of additional sites, or changes in cleanup requirements would not result in significant costs to us.

Our mortgage loans are non-recourse to us.  However, in certain cases we have provided guarantees or master leased tenant space.  These guarantees and master leases terminate either upon the satisfaction of specified circumstances or repayment of the underlying loans.  As of December 31, 2014, the aggregate dollar amount of these guarantees and master leases is approximately $359,000,000.

At December 31, 2014, $39,552,000 of letters of credit were outstanding under one of our revolving credit facilities.  Our revolving credit facilities contain financial covenants that require us to maintain minimum interest coverage and maximum debt to market capitalization ratios, and provide for higher interest rates in the event of a decline in our ratings below Baa3/BBB. Our revolving credit facilities also contain customary conditions precedent to borrowing, including representations and warranties, and also contain customary events of default that could give rise to accelerated repayment, including such items as failure to pay interest or principal.

As of December 31, 2014, we expect to fund additional capital to certain of our partially owned entities aggregating approximately $104,000,000.

Liquidity and Capital Resources – continued

Cash Flows for the Year Ended December 31, 2014

Our cash and cash equivalents were $1,198,477,000 at December 31, 2014, a $615,187,000 increase over the balance at December 31, 2013.  Our consolidated outstanding debt was $9,610,324,000 at December 31, 2014, a $832,368,000 increase over the balance at December 31, 2013.  As of December 31, 2014 and 2013, $0 and $295,870,000, respectively, was outstanding under our revolving credit facilities.  During 2015 and 2016, $730,636,000 and $1,410,311,000, respectively, of our outstanding debt matures; we may refinance this maturing debt as it comes due or choose to repay it.

Cash flows provided by operating activities of $1,135,310,000 was comprised of (i) net income of $1,009,026,000, (ii) return of capital from Real Estate Fund investments of $215,676,000, and (iii) distributions of income from partially owned entities of $96,286,000, partially offset by (iv) $89,536,000 of non-cash adjustments, which include depreciation and amortization expense, the effect of straight-lining of rental income, equity in net loss of partially owned entities and net gains on sale of real estate and (v) the net change in operating assets and liabilities of $96,142,000, including $3,392,000 related to Real Estate Fund investments.

Net cash used in investing activities of $574,465,000 was comprised of (i) $544,187,000 of development costs and construction in progress, (ii) $279,206,000 of additions to real estate, (iii) $211,354,000 of acquisitions of real estate and other, (iv) $120,639,000 of investments in partially owned entities, and (v) $30,175,000 of investments in mortgage and mezzanine loans receivable and other, partially offset by (vi) $388,776,000 of proceeds from sales of real estate and related investments, (vii) $99,464,000 of changes in restricted cash, (viii) $96,913,000 of proceeds from sales and repayments of mortgages and mezzanine loans receivable and other, and (ix) $25,943,000 of capital distributions from partially owned entities.

Net cash provided by financing activities of $54,342,000 was comprised of (i) $2,428,285,000 of proceeds from borrowings, (ii) $30,295,000 of contributions from noncontrolling interests, and (iii) $19,245,000 of proceeds received from exercise of employee share options, partially offset by (iv) $1,312,258,000 for the repayments of borrowings, (v) $547,831,000 of dividends paid on common shares, (vi) $220,895,000 of distributions to noncontrolling interests, (vii) purchase of marketable securities in connection with the defeasance of mortgage notes payable of $198,884,000, (viii) $81,468,000 of dividends paid on preferred shares, (ix) $58,336,000 of debt issuance and other costs, and (x) $3,811,000 for the repurchase of shares related to stock compensation agreements and related tax withholdings.

Capital Expenditures for the Year Ended December 31, 2014

Capital expenditures consist of expenditures to maintain assets, tenant improvement allowances and leasing commissions.  Recurring capital expenditures include expenditures to maintain a property’s competitive position within the market and tenant improvements and leasing commissions necessary to re-lease expiring leases or renew or extend existing leases.  Non-recurring capital improvements include expenditures to lease space that has been vacant for more than nine months and expenditures completed in the year of acquisition and the following two years that were planned at the time of acquisition, as well as tenant improvements and leasing commissions for space that was vacant at the time of acquisition of a property.

Liquidity and Capital Resources – continued

Below is a summary of capital expenditures, leasing commissions and a reconciliation of total expenditures on an accrual basis to the cash expended in the year ended December 31, 2014.

(Amounts in thousands)	Total	New York	Washington, DC	Other
Expenditures to maintain assets	$107,728	$48,518	$23,425	$35,785
Tenant improvements	205,037	143,007	37,842	24,188
Leasing commissions	79,636	66,369	5,857	7,410
Non-recurring capital expenditures	122,330	64,423	37,798	20,109
Total capital expenditures and leasing commissions (accrual basis)	514,731	322,317	104,922	87,492
Adjustments to reconcile to cash basis:
Expenditures in the current year applicable to prior periods	140,490	67,577	45,084	27,829
Expenditures to be made in future periods for the current period	(313,746)	(205,258)	(63,283)	(45,205)
Total capital expenditures and leasing commissions (cash basis)	$341,475	$184,636	$86,723	$70,116

Tenant improvements and leasing commissions:
Per square foot per annum	$6.53	$6.82	$5.70	$-
Percentage of initial rent	10.3%	9.1%	14.8%	-

Development and Redevelopment Expenditures

Development and redevelopment expenditures consist of all hard and soft costs associated with the development or redevelopment of a property, including capitalized interest, debt and operating costs, until the property is substantially completed and ready for its intended use.

Below is a summary of development and redevelopment expenditures incurred in the year ended December 31, 2014. These expenditures include interest of $62,787,000, payroll of $7,319,000, and other soft costs (primarily architectural and engineering fees, permits, real estate taxes and professional fees) aggregating $67,939,000, that were capitalized in connection with the development and redevelopment of these projects.

(Amounts in thousands)	Total	New York	Washington, DC	Other
Springfield Mall	$127,467	$-	$-	$127,467
Marriott Marquis Times Square - retail and signage	112,390	112,390	-	-
220 Central Park South	78,059	-	-	78,059
330 West 34th Street	41,592	41,592	-	-
The Bartlett	38,163	-	38,163	-
608 Fifth Avenue	20,377	20,377	-	-
Wayne Towne Center	19,740	-	-	19,740
7 West 34th Street	11,555	11,555	-	-
Other	94,844	27,892	45,482	21,470
	$544,187	$213,806	$83,645	$246,736

Liquidity and Capital Resources – continued

Cash Flows for the Year Ended December 31, 2013

Our cash and cash equivalents were $583,290,000 at December 31, 2013, a $377,029,000 decrease over the balance at December 31, 2012.  Our consolidated outstanding debt was $8,777,956,000 at December 31, 2013, a $1,012,860,000 decrease over the balance at December 31, 2012.

Cash flows provided by operating activities of $1,040,789,000 was comprised of (i) net income of $564,740,000, (ii) $426,643,000 of non-cash adjustments, which include depreciation and amortization expense, the effect of straight-lining of rental income, equity in net loss of partially owned entities and net gains on sale of real estate, (iii) return of capital from Real Estate Fund investments of $56,664,000, and (iv) distributions of income from partially owned entities of $54,030,000, partially offset by (v) the net change in operating assets and liabilities of $61,288,000, including $37,817,000 related to Real Estate Fund investments.

Net cash provided by investing activities of $722,076,000 was comprised of (i) $1,027,608,000 of proceeds from sales of real estate and related investments, (ii) $378,709,000 of proceeds from sales of, and return of investment in, marketable securities, (iii) $290,404,000 of capital distributions from partially owned entities, (iv) $240,474,000 of proceeds from the sale of LNR, (v) $101,150,000 from the return of the J.C. Penney derivative collateral, and (vi) $50,569,000 of proceeds from sales and repayments of mortgage and mezzanine loans receivable and other, partially offset by (vii) $469,417,000 of development costs and construction in progress, (viii) $260,343,000 of additions to real estate, (ix) $230,300,000 of investments in partially owned entities, (x) $193,417,000 of acquisitions of real estate, (xi) $186,079,000 for the funding of the J.C. Penney derivative collateral and settlement of derivative position, (xii) $26,892,000 of changes in restricted cash, and (xiii) $390,000 of investments in mortgage and mezzanine loans receivable and other.

Net cash used in financing activities of $2,139,894,000 was comprised of (i) $3,580,100,000 for the repayments of borrowings, (ii) $545,913,000 of dividends paid on common shares, (iii) $299,400,000 for purchases of outstanding preferred units and shares, (iv) $215,247,000 of distributions to noncontrolling interests, (v) $83,188,000 of dividends paid on preferred shares, (vi) $19,883,000 of debt issuance and other costs, and (vii) $443,000 for the repurchase of shares related to stock compensation agreements and related tax withholdings, partially offset by (viii) $2,262,245,000 of proceeds from borrowings, (ix) $290,306,000 of proceeds from the issuance of preferred shares, (x) $43,964,000 of contributions from noncontrolling interests, and (xi) $7,765,000 of proceeds received from exercise of employee share options.

Liquidity and Capital Resources – continued

Capital Expenditures in the year ended December 31, 2013

(Amounts in thousands)	Total	New York	Washington, DC	Other
Expenditures to maintain assets	$73,130	$34,553	$22,165	$16,412
Tenant improvements	120,139	87,275	6,976	25,888
Leasing commissions	51,476	39,348	4,389	7,739
Non-recurring capital expenditures	49,441	11,579	37,342	520
Total capital expenditures and leasing commissions (accrual basis)	294,186	172,755	70,872	50,559
Adjustments to reconcile to cash basis:
Expenditures in the current year applicable to prior periods	155,035	56,345	26,075	72,615
Expenditures to be made in future periods for the current period	(150,067)	(91,107)	(36,702)	(22,258)
Total capital expenditures and leasing commissions (cash basis)	$299,154	$137,993	$60,245	$100,916

Tenant improvements and leasing commissions:
Per square foot per annum	$5.55	$5.89	$4.75	$-
Percentage of initial rent	9.3%	8.1%	11.9%	-

Development and Redevelopment Expenditures in the year ended December 31, 2013

Below is a summary of development and redevelopment expenditures incurred in the year ended December 31, 2013. These expenditures include interest of $42,303,000, payroll of $4,534,000, and other soft costs (primarily architectural and engineering fees, permits, real estate taxes and professional fees) aggregating $27,812,000, that were capitalized in connection with the development and redevelopment of these projects.

(Amounts in thousands)	Total	New York	Washington, DC	Other
220 Central Park South	$243,687	$-	$-	$243,687
Springfield Mall	68,716	-	-	68,716
Marriott Marquis Times Square - retail and signage	40,356	40,356	-	-
1290 Avenue of the Americas	13,865	13,865	-	-
Other	102,793	31,764	41,701	29,328
	$469,417	$85,985	$41,701	$341,731

Liquidity and Capital Resources – continued

Cash Flows for the Year Ended December 31, 2012

Our cash and cash equivalents were $960,319,000 at December 31, 2012, a $353,766,000 increase over the balance at December 31, 2011.  Our consolidated outstanding debt was $9,790,816,000 at December 31, 2012, a $1,354,731,000 increase from the balance at December 31, 2011.

Cash flows provided by operating activities of $825,049,000 was comprised of (i) net income of $694,541,000, (ii) distributions of income from partially owned entities of $226,172,000, (iii) return of capital from Real Estate Fund investments of $63,762,000, and (iv) $151,954,000 of non-cash adjustments, which include depreciation and amortization expense, impairment loss on J.C. Penney common shares, the effect of straight-lining of rental income, equity in net income of partially owned entities and net gains on sale of real estate, partially offset by (v) the net change in operating assets and liabilities of $311,380,000, including $262,537,000 related to Real Estate Fund investments.

Net cash used in investing activities of $642,262,000 was comprised of (i) $673,684,000 of acquisitions of real estate and other, (ii) $205,652,000 of additions to real estate, (iii) $191,330,000 for the funding of the J.C. Penney derivative collateral, (iv) $156,873,000 of development costs and construction in progress, (v) $134,994,000 of investments in partially owned entities, (vi) $94,094,000 of investments in mortgage and mezzanine loans receivable and other, and (vii) $75,138,000 of changes in restricted cash, partially offset by (viii) $445,683,000 of proceeds from sales of real estate and related investments, (ix) $144,502,000 of capital distributions from partially owned entities, (x) $134,950,000 from the return of the J.C. Penney derivative collateral, (xi) $60,258,000 of proceeds from sales of, and return of investment in, marketable securities, (xii) $52,504,000 of proceeds from the sale of the Canadian Trade Shows, (xiii) $38,483,000 of proceeds from sales and repayments of mezzanine loans receivable and other, and (xiv) $13,123,000 of proceeds from the repayment of loan to officer.

Net cash provided by financing activities of $170,979,000 was comprised of (i) $3,593,000,000 of proceeds from borrowings, (ii) $290,971,000 of proceeds from the issuance of preferred shares, (iii) $213,132,000 of contributions from noncontrolling interests, and (iv) $11,853,000 of proceeds from exercise of employee share options, partially offset by (v) $2,747,694,000 for the repayments of borrowings, (vi) $699,318,000 of dividends paid on common shares, (vii) $243,300,000 for purchases of outstanding preferred units and shares, (viii) $104,448,000 of distributions to noncontrolling interests, (ix) $73,976,000 of dividends paid on preferred shares, (x) $39,073,000 of debt issuance and other costs, and (xi) $30,168,000 for the repurchase of shares related to stock compensation agreements and related tax withholdings.

Liquidity and Capital Resources – continued

Capital Expenditures in the year ended December 31, 2012

(Amounts in thousands)	Total	New York	Washington, DC	Other
Expenditures to maintain assets	$69,912	$27,434	$20,582	$21,896
Tenant improvements	169,205	71,572	41,846	55,787
Leasing commissions	56,203	27,573	11,393	17,237
Non-recurring capital expenditures	17,198	5,822	10,296	1,080
Total capital expenditures and leasing commissions (accrual basis)	312,518	132,401	84,117	96,000
Adjustments to reconcile to cash basis:
Expenditures in the current year applicable to prior periods	105,350	41,975	24,370	39,005
Expenditures to be made in future periods for the current period	(170,744)	(76,283)	(43,600)	(50,861)
Total capital expenditures and leasing commissions (cash basis)	$247,124	$98,093	$64,887	$84,144

Tenant improvements and leasing commissions:
Per square foot per annum	$5.22	$5.48	$4.86	$-
Percentage of initial rent	10.1%	8.8%	12.0%	-

Development and Redevelopment Expenditures in the Year Ended December 31, 2012

Below is a summary of development and redevelopment expenditures incurred in the year ended December 31, 2012. These expenditures include interest of $16,801,000, payroll of $1,412,000, and other soft costs (primarily architectural and engineering fees, permits, real estate taxes and professional fees) aggregating $23,749,000, that were capitalized in connection with the development and redevelopment of these projects.

(Amounts in thousands)	Total	New York	Washington, DC	Other
Springfield Mall	$18,278	$-	$-	$18,278
1290 Avenue of the Americas	16,778	16,778	-	-
Crystal Square 5	15,039	-	15,039	-
220 Central Park South	12,191	-	-	12,191
Bergen Town Center	11,404	-	-	11,404
510 Fifth Avenue	10,206	10,206	-	-
Other	72,977	24,576	24,295	24,106
	$156,873	$51,560	$39,334	$65,979

Funds From Operations (“FFO”)

FFO is computed in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciated real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets, extraordinary items and other specified non-cash items, including the pro rata share of such adjustments of unconsolidated subsidiaries.  FFO and FFO per diluted share are used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.  FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flows as a liquidity measure.  FFO may not be comparable to similarly titled measures employed by other companies.

FFO attributable to common shareholders plus assumed conversions was $911,130,000, or $4.83 per diluted share for the year ended December 31, 2014, compared to $641,037,000, or $3.41 per diluted share for the year ended December 31, 2013. FFO attributable to common shareholders plus assumed conversions was a positive $230,143,000, or $1.22 per diluted share for the three months ended December 31, 2014, compared to a negative $6,784,000, or $0.04 per diluted share for the three months ended December 31, 2013.  Details of certain items that affect comparability are discussed in the financial results summary of our “Overview.”

	For The Year		For The Three Months
(Amounts in thousands, except per share amounts)	Ended December 31,		Ended December 31,
Reconciliation of our net income (loss) to FFO (negative FFO):	2014	2013	2014	2013
Net income (loss) attributable to Vornado	$864,852	$475,971	$533,603	$(48,519)
Depreciation and amortization of real property	517,493	501,753	129,944	124,611
Net gains on sale of real estate	(507,192)	(411,593)	(449,396)	(127,512)
Real estate impairment losses	26,518	37,170	5,676	32,443
Proportionate share of adjustments to equity in net loss of
Toys, to arrive at FFO:
Depreciation and amortization of real property	21,579	69,741	-	16,506
Net gains on sale of real estate	(760)	-	-	-
Real estate impairment losses	-	6,552	-	456
Income tax effect of above adjustments	(7,287)	(26,703)	-	(5,937)
Proportionate share of adjustments to equity in net income of partially owned entities, excluding Toys, to arrive at FFO:
Depreciation and amortization of real property	96,187	87,529	24,350	25,282
Net gains on sale of real estate	(10,820)	(465)	(10,820)	-
Noncontrolling interests' share of above adjustments	(8,073)	(15,089)	17,127	(3,746)
FFO attributable to Vornado	992,497	724,866	250,484	13,584
Preferred share dividends	(81,464)	(82,807)	(20,365)	(20,368)
Preferred unit and share redemptions	-	(1,130)	-	-
FFO (negative FFO) attributable to common shareholders	911,033	640,929	230,119	(6,784)
Convertible preferred share dividends	97	108	24	-
FFO (negative FFO) attributable to common shareholders
plus assumed conversions	$911,130	$641,037	$230,143	$(6,784)

Reconciliation of Weighted Average Shares
Weighted average common shares outstanding	187,572	186,941	187,776	187,109
Effect of dilutive securities:
Employee stock options and restricted share awards	1,075	768	1,153	-
Convertible preferred shares	43	48	41	-
Denominator for FFO (negative FFO) per diluted share	188,690	187,757	188,970	187,109

FFO (negative FFO) attributable to common shareholders plus
assumed conversions per diluted share	$4.83	$3.41	$1.22	$(0.04)

VORNADO REALTY TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

ITEM 7A.     QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We have exposure to fluctuations in market interest rates. Market interest rates are sensitive to many factors that are beyond our control. Our exposure to a change in interest rates on our consolidated and non-consolidated debt (all of which arises out of non-trading activity) is as follows:

(Amounts in thousands, except per share amounts)	2014			2013
		Weighted	Effect of 1%		Weighted
	December 31,	Average	Change In	December 31,	Average
Consolidated debt:	Balance	Interest Rate	Base Rates	Balance	Interest Rate
Variable rate	$1,763,769	2.20%	$17,638	$987,730	2.00%
Fixed rate	7,846,555	4.36%	-	7,790,226	4.77%
	$9,610,324	3.97%	17,638	$8,777,956	4.46%
Pro rata share of debt of non-
consolidated entities (non-recourse):
Variable rate – excluding Toys	$319,387	1.72%	3,194	$196,240	2.09%
Variable rate – Toys	1,199,835	6.47%	11,998	1,179,001	5.45%
Fixed rate (including $674,443 and
$682,484 of Toys debt in 2014 and 2013)	2,754,410	6.45%	-	2,814,162	6.46%
	$4,273,632	6.10%	15,192	$4,189,403	5.97%
Redeemable noncontrolling interests’ share of above			(1,904)
Total change in annual net income			$30,926
Per share-diluted			$0.16

We may utilize various financial instruments to mitigate the impact of interest rate fluctuations on our cash flows and earnings, including hedging strategies, depending on our analysis of the interest rate environment and the costs and risks of such strategies. As of December 31, 2014, we have one interest rate swap on a $422,000,000 mortgage loan that swapped the rate from LIBOR plus 1.65% (1.81% at December 31, 2014) to a fixed rate of 4.78% through March 2018.

Fair Value of Debt

The estimated fair value of our consolidated debt is calculated based on current market prices and discounted cash flows at the current rate at which similar loans would be made to borrowers with similar credit ratings for the remaining term of such debt.  As of December 31, 2014, the estimated fair value of our consolidated debt was $9,609,000,000.